Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended
Registration File No. 333-144131

PROSPECTUS

AgFeed Industries, Inc.

3,638,540 Shares of
Common Stock

___________________________

This prospectus covers the resale, from time to time, of up to 3,638,540 shares of our common stock, by the selling stockholders named in this prospectus in the section “Selling Stockholders,” including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders.” We completed a private placement offering in April 2007 pursuant to which we issued to the Selling Stockholders an aggregate of (i) 2,276,753 shares of common stock and (ii) warrants to purchase up to an aggregate of 364,287 shares of common stock. We also completed a private placement offering in June 2007 pursuant to which we issued to the selling stockholders (i) 750,000 shares of common stock and (ii) warrants to purchase up to an aggregate of 247,500 shares of common stock (collectively, with the warrants issued in the April 2007 private placement offering, the “Warrants”). The common stock being offered in this prospectus may include shares issued pursuant to the exercise of the Warrants. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to AgFeed Industries, Inc.

Our common stock is listed on the Nasdaq Global Market under the symbol “FEED.” On October 25, 2007, the last reported sale price for our common stock was $10.37 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 3 before you decide whether to invest in shares of our common stock.

No other underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	12
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12
EQUITY COMPENSATION PLAN INFORMATION	13
DESCRIPTION OF OUR BUSINESS	13
MANAGEMENT’S DISCUSSION AND ANALYSIS	21
DIRECTORS AND EXECUTIVE OFFICERS	31
EXECUTIVE COMPENSATION	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
SELLING STOCKHOLDERS	35
PLAN OF DISTRIBUTION	39
DESCRIPTION OF CAPITAL STOCK	42
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	42
INDEMNIFICATION OF DIRECTORS AND OFFICERS	43
LEGAL MATTERS	44
EXPERTS	44
WHERE YOU CAN FIND MORE INFORMATION	44
INDEX TO FINANCIAL STATEMENTS	45

i

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

PROSPECTUS SUMMARY

This summary highlights material information regarding us and the offering described in this prospectus. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

History

We were incorporated in Nevada on March 30, 2005 as Wallace Mountain Resources Corp. Our business consisted of 18 unit material claims known as the South Wallace Mountain Project. In October and December 2006, we completed a series of share exchange transactions pursuant to which we acquired three companies located in The People’s Republic of China that are engaged in that country’s domestic animal husbandry markets.

Our common stock became eligible for quotation on the Over-the-Counter Bulletin Board on October 31, 2006 under the symbol “AGFI.OB.” On August 29, 2007, our common stock commenced trading on the Nasdaq Capital Market under the symbol “FEED.” On October 12, 2007, our common stock commenced trading on the Nasdaq Global Market.

For the year ended December 31, 2006, we had net revenue of $8,594,876, gross profits of $3,148,544 and net income of $1,175,280. For the six months ended June 30, 2007, we had net revenue of $11,869,448, gross profits of $3,553,132 and net income of $2,240,183.

Business

We operate our business through three subsidiaries located in the People’s Republic of China:

Nanchang Best Animal Husbandry Co., Ltd. (“Nanchang Best”)
1095 Qinglan Avenue, Nanchang City, Jiangxi Province, China 330013

Shanghai Best Animal Husbandry Co., Ltd. (“Shanghai Best”)
No. 158 Huiping Road, Jia Ding District, Shanghai, China 201802

Guangxi Huijie Sci, & Tech. Feed Co., LTD. (“Guangxi Huijie”)
No. 5 Lianling Street, Nanning Industrial Park, NanNing, GuangXi Province, China 530221

Nanchang Best and Shanghai Best are each engaged in the business of the research and development, manufacture, marketing and sale of fodder and blended feed for use in China’s domestic animal husbandry markets. Guangxi Huijie is engaged in the business of research and development, manufacture, marketing, distribution and sale of premix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry markets.

Each of these companies (the “Companies”) are engaged in the manufacturing, distribution, marketing and sale of two main product lines: additive premix fodder for use in all stages of a pig’s life, and blended feeds designed specifically for the infant stage of a pig’s life. Nanchang Best and Guangxi Huijie also engage in the research and development of new products and improvement of existing formulas. Nanchang Best shares the results of such work with Shanghai Best. Shanghai Best also manufactures and markets premixed chicken feed. Nanchang Best and Guangxi Huijie produce substantially all of the Companies’ sales of blended feed.

In combination, the Companies’ total feed output in 2006 was approximately 20,344 metric tons. Together they produced a combined 15,534 metric tons of premix fodder; Nanchang Best produced 7,948 metric tons of premix fodder, Shanghai Best 5,714 metric tons and Guangxi Huijie 1,872 metric tons. Nanchang Best produced 2,610 metric tons of blended feed and Guangxi Huijie 1,517 metric tons. Shanghai Best and Guangxi Huijie produced approximately 683 metric tons of other feed product.

Our principal executive offices are located at 1095 Qing Lan Avenue, Economic and Technical Development Zone, Nan Chang City, Jiangxi Province, People’s Republic of China, 330013. Our telephone number is 0086-29-85381586. Our website is http://www.agfeedinc.com. The information on our website is not incorporated into this prospectus.

The Offering

Common stock offered by selling stockholders
3,638,540 shares including up to 364,287 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $5.00 per share and up to 247,500 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $5.60 per share.

Common stock outstanding and to be outstanding after the offering	27,026,756

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description. However, 611,787 of these shares will only be issued upon exercise of warrants. If all of these warrants are exercised, we may receive gross proceeds of up to $3,207,435.

Trading Symbol	FEED

The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Summary of Recent Transactions and Events

On April 29, 2007, we completed a final closing of a private placement offering of units pursuant to which we sold an aggregate of 2,276,753 units at an offering price of $3.00 per unit for aggregate gross proceeds of $6,830,259. Each unit consisted of one share of common stock and a warrant to purchase 8% of one share of common stock. Accordingly, we issued an aggregate of 2,276,753 shares of our common stock and warrants to purchase 182,146 shares of our common stock to the 37 accredited investors who participated in this offering. The warrants are exercisable for a period of three years at an exercise price of $5.00 per share. In addition, we compensated two participating selected dealers and one finder that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sale of units placed plus (ii) issuing them warrants to purchase that number of shares of our common stock equal to 8% of the units placed, as follows:

Selected dealer or finder	Cash	Warrants
Four Tong Investments, Ltd.	$360,000	120,000
Legend Securities, Inc.	$151,861	50,621
Maxim Group LLC	$ 34,560	11,520

The warrants granted to these finders have the same terms and conditions as the warrants granted in the offering. The net proceeds of this private placement offering will be used primarily for working capital purposes.

On June 22, 2007, we completed a private placement offering of units pursuant to which we sold an aggregate of 750,000 units at an offering price of $4.00 per unit for aggregate gross proceeds of $3,000,000. Each unit consisted of one share of common stock and a warrant to purchase 25% of one share of common stock. Accordingly, we issued 750,000 shares of our common stock and warrants to purchase 187,500 shares of our common stock to the one accredited investor who participated in this offering. The warrants are exercisable for a period of three years at an exercise price of $5.60 per share. In addition, we compensated Four Tong Investments, Ltd. for assisting us in the sale of securities in this private placement offering by (i) paying them $240,000, plus (ii) issuing them warrants to purchase 60,000 shares of our common stock on the same terms and conditions as the warrants granted in the offering. The net proceeds of this private placement offering will be used primarily for acquisitions we hope to make in the next six to twelve months.

In August 2007, our common stock was approved for listing on the Nasdaq Capital Market. On August 29, 2007, our trading symbol was changed from AGFI to FEED, and our common stock commenced trading on the Nasdaq Capital Market. In October 2007, our common stock was approved for listing on the Nasdaq Global Market under the trading symbol, “FEED.”

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Business

We cannot be certain that our product innovations and marketing successes will continue.

We believe that our past performance has been based on, and our future success will depend upon, in part, our ability to continue to improve our existing products through product innovation and to develop, market and produce new products. We cannot assure you that we will be successful in the introduction, marketing and production of any new products or product innovations, or that we will develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management and founders. The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals. We do not carry key person life insurance in respect of any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in many fields of our operations. The rapid growth of the economy in The People’s Republic of China has caused intense competition for qualified personnel. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

Our acquisition strategy involves a number of risks and we have a limited history of successful acquisitions. Even when an acquisition is completed, we may have integration issues that may not produce as positive results as management may have projected.

We have completed one acquisition since 2006 and intend to grow through the acquisition of additional companies.

We are regularly engaged in acquisition discussions with a number of companies located in China and anticipate that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, we intend to pursue them actively. Acquisitions involve a number of special risks, including:

•	failure of the acquired business to achieve expected results;

•	diversion of management’s attention;

•	failure to retain key personnel of the acquired business;

•	additional financing, if necessary and available, could increase leverage, dilute equity, or both;

•	the potential negative effect on our financial statements from the increase in goodwill and other intangibles; and

•	the high cost and expenses of completing acquisitions and risks associated with unanticipated events or liabilities.

These risks could have a material adverse effect on our business, results of operations and financial condition.

We have faced, and expect to continue to face, increased competition for acquisition candidates, which may limit our number of opportunities to acquire companies and may lead to higher acquisition prices. We cannot assure you that we will be able to identify, acquire, or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. In future acquisitions, we also could incur additional indebtedness or pay consideration in excess of fair value, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we may inadvertently assume unknown liabilities in acquisitions that we complete. Assumption of unknown liabilities in acquisitions may harm our financial condition and operating results. Acquisitions may be structured in such a manner that would result in the assumption of unknown liabilities not disclosed by the seller or uncovered during pre-acquisition due diligence. These obligations and liabilities could harm our financial condition and operating results.

Rising energy prices could adversely affect our operating results.

In the last few years, energy prices have risen dramatically, which has resulted in increased fuel costs for our businesses and raw materials costs for our branded products. Rising energy prices could adversely affect demand for our products and increase our operating costs, both of which would reduce our sales and operating income.

We rely on independently owned wholesale distributors who do not exclusively offer our products to their customers.

The loss of, or significant adverse change in, our relationship with any of our key wholesale distributors could cause our net sales, income from operations and cash flow to decline. The loss of, or reduction in, orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer could reduce our income from operations and cash flow.

We may not be able to reach our revenue and net income targets due to unpredictable market conditions.

Our primary end user customers are commercial hog farms and individual farmers. Although hog prices in The People’s Republic of China have reached multi-year highs, we cannot predict how long such favorable environment may last or predict the buying behavior of our customers as they adjust to market conditions. Therefore, our market expectations and projections may exceed our actual financial performance.

We are a major purchaser of many commodities that we use for raw materials and packaging, and price changes for the commodities we depend on may adversely affect our profitability.

We enter into contracts for the purchase of raw materials at fixed prices, which are designed to protect us against raw material price increases during their term. However, when necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies. Nevertheless, the raw materials used in our business are largely commodities that experience price fluctuations caused by external conditions and changes in governmental agricultural programs.

We also use paper products, such as corrugated cardboard, aluminum products, films and plastics to package our products. Substantial increases in prices of packaging materials or higher prices of our raw materials could adversely affect our operating performance and financial results.

Commodity price changes may result in unexpected increases in raw material and packaging costs, and we may be unable to increase our prices to offset these increased costs without suffering reduced volume, revenue and income. Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices, could adversely affect our profitability.

Outbreaks of livestock disease can adversely affect sales of our products.

Outbreaks of livestock diseases can significantly affect demand for our products. An outbreak of disease could result in governmental restrictions on the sale of livestock products to or from customers, or require our customers to destroy their flocks. This could result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on the agricultural products industry and our ability to market our products successfully.

Our products and processes can expose us to product liability claims.

Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by local, provincial, and central governmental regulators. The packaging, marketing and distribution of agricultural feed products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death of livestock, other animals or humans. We could be required to recall certain of our products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

We may not be able to obtain regulatory approvals for our products.

The manufacture and sale of agricultural products in The People’s Republic of China is regulated by The People’s Republic of China and the local provincial governments. Although our licenses and regulatory filings are current, the uncertain legal environment in The People’s Republic of China and its industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

We face significant competition in the sales of our agricultural feed products.

Competition in the agricultural feed industry, especially with companies with greater resources, may make us unable to compete successfully in these industries, which could adversely affect our business.

In general, the competitive factors in the agricultural feed industry in The People’s Republic of China include:

•	Price;

•	Product quality;

•	Brand identification;

•	Breadth of product line; and

•	Customer service.

To the extent that our products and services do not exhibit these qualities, our ability to compete will be hindered.

Concerns with the safety and quality of agricultural feed products could cause customers to avoid our products.

We could be adversely affected if our customers and the ultimate consumers of our products lose confidence in the safety and quality of various feed products. Adverse publicity about these types of concerns, such as the recent publicity concerning the substance melamine, whether or not valid, may discourage our customers from buying our products or cause production and delivery disruptions. Any negative change in customer perceptions about the safety and quality of our products could adversely affect our business and financial condition.

If our feed products become adulterated or misbranded, we would need to recall those items and may experience product liability claims if consumers are injured as a result.

Animal feed products occasionally contain contaminants due to inherent defects in those products or improper storage or handling. Under adverse circumstances, animal feed manufacturers may need to recall some of their products if they become adulterated or misbranded and may also be liable if the consumption of any of their products causes injury.

While we have never been required to recall any of our products and we maintain insurance that we believe is adequate to cover this type of loss, a widespread product recall could result in changes to one or more of our business processes, product shortages, a loss of customer confidence in our food or other adverse effects on our business.

If we are required to defend against a product liability claim, whether or not we are found liable under the claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their existing or future orders from us.

We may not be able to adequately protect and maintain our intellectual property, trademark, and brand names.

Our success will depend on our ability to continue to develop and market fodder and blended feed products. We currently have not applied for patents for our products or formulas, as our management believes an application for such patents would result in public knowledge of our proprietary technology and formulas. As we do not have patent protection for this technology or formulae, we may not be able to protect our rights to this intellectual property, if our competitors discover or illegally obtain this technology or formulae. Our inability to protect our rights to this intellectual property may adversely affect our ability to prevent competitors from using our products and developments.

Some of our significant customer and supplier contracts are short-term.

Some of our customers and suppliers operate through purchase orders or short-term contracts. Though we have long-term business relationships with many of our customers and suppliers and alternative sources of supply for key items, we cannot be sure that any of these customers or suppliers will continue to do business with us on the same basis. Additionally, although we try to renew these contracts as they expire, there can be no assurance that these customers or suppliers will renew these contracts on terms that are favorable to us, if at all. The termination of or modification to any number of these contracts may adversely affect our business and prospects, including our financial performance and results of operations.

Risks Related to Conducting Our Business in The People’s Republic of China

We are subject to international economic and political risks over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

All of our business is conducted in The People’s Republic of China. Doing business outside the United States, particularly in The People’s Republic of China, subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the possibility of reduced revenues.

The People’s Republic of China’s economic policies could affect our business.

Substantially all of our assets are located in The People’s Republic of China and substantially all of our revenue is derived from our operations in The People’s Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in The People’s Republic of China.

While The People’s Republic of China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of The People’s Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of The People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in The People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over The People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in The People’s Republic of China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

As we have limited business insurance coverage in The People’s Republic of China, any loss which we suffer may not be insured or may be insured to only a limited extent.

The insurance industry in The People’s Republic of China is still in an early state of development and insurance companies located in The People’s Republic of China offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

We may face judicial corruption in The People’s Republic of China.

Another obstacle to foreign investment in The People’s Republic of China is corruption. There is no assurance that we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through The People’s Republic of China’s poorly developed and sometimes corrupt judicial systems.

We may face obstacles from the communist system in The People’s Republic of China.

Foreign companies conducting operations in The People’s Republic of China face significant political, economic and legal risks. The Communist regime in The People’s Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

If relations between the United States and The People’s Republic of China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and The People’s Republic of China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and The People’s Republic of China, whether or not directly related to our business, could reduce the price of our common stock.

The government of The People’s Republic of China could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in The People’s Republic of China. Over the past several years, the government of The People’s Republic of China has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The government of The People’s Republic of China may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

The nature and application of many laws of The People’s Republic of China create an uncertain environment for business operations and they could have a negative effect on us.

The legal system in The People’s Republic of China is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, The People’s Republic of China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in The People’s Republic of China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Although we do not import goods into or export goods out of The People’s Republic of China, fluctuation of the Renminbi may indirectly affect our financial condition by affecting the volume of cross-border money flow.

Although we use the United States dollar for financial reporting purposes, all of the transactions effected by our operating subsidiaries are denominated in The People’s Republic of China’s Renminbi. The value of the Renminbi fluctuates and is subject to changes in The People’s Republic of China’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the Renminbi could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

The admission of The People’s Republic of China into the World Trade Organization could lead to increased foreign competition for us.

Domestic competition in the animal feed industry is largely fragmented and foreign competition is minimal. However, as a result of The People’s Republic of China becoming a member of the World Trade Organization (“WTO”), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO’s requirement for a reduction of import tariffs as condition of membership, such reduced import restrictions and tariffs may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

Risks Related to our Securities

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in The People’s Republic of China.

As our executive officers and several of our directors, including the chairman of our Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in The People’s Republic of China, it may be extremely difficult or impossible for you to access those assets to enforce judgments rendered against us or our directors or executive offices by United States courts. In addition, the courts in The People’s Republic of China may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

Our common stock price is subject to significant volatility, which could result in substantial losses for investors.

During the eight month period ended August 28, 2007, the high and low bid prices of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) were $8.25 per share and $1.85 per share, respectively.  Since commencing trading on the Nasdaq Stock Market on August 29,2007, the high and low sales prices of our common stock were $16.00 and $7.11.  Prices for our shares are determined in the marketplace and may accordingly be influenced by many factors, including, but not limited to:

•	the depth and liquidity of the market for the shares;

•	quarter-to-quarter variations in our operating results;

•	announcements about our performance as well as the announcements of our competitors about the performance of their businesses;

•	investors’ evaluations of our future prospects and the food industry generally;

•	changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

•	our dividend policy; and

•	general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. These market fluctuations could adversely affect the trading price of our shares.

The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

Shares of our common stock lack a significant trading market.

On August 29, 2007, shares of our common stock began trading on the Nasdaq Capital Market. On October 12, 2007, shares of our common stock began trading on the Nasdaq Global Market. Since August 29, 2007, our average daily trading volume has been less than 35,000 shares per day. As with most initial listings on this exchange, it will take time for a significant active trading market in our common stock to develop. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of October 16, 2007, we had outstanding 27,026,756 shares of common stock. As a result of this offering, an aggregate of 3,026,753 of these shares and an additional 611,787 shares issuable upon the exercise of warrants will become eligible for resale into the public market. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $.001 per share. As of October 16, 2007, 27,026,756 of these shares of common stock were issued and outstanding, 611,787 shares were reserved for issuance upon exercise of 611,787 issued and outstanding warrants and 32,000 shares were reserved for issuance upon exercise of 32,000 issued and outstanding stock options. There are approximately 47,325,000 authorized and unissued shares of our common stock which have not been reserved and accordingly, are available for future issuance. Although we have not entered into any agreements as of the date of this offering to issue our unreserved shares of common stock, we may issue a substantial number of additional shares of our common stock to complete a business combination or to raise capital. The issuance of additional shares of our common stock:

•	may significantly reduce the equity interest of investors in this offering; and

•	may adversely affect prevailing market prices for our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may cause us to incur substantial expenditures and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, to the extent provided by Nevada law. We may also have or may create contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

Our principal executive officers and directors, own approximately 29% of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Our articles of incorporation, our bylaws and provisions of Nevada law could make it more difficult for a third party to acquire us, even if doing so could be in our stockholders’ best interest.

Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be in the best interest of our stockholders. It could be difficult for a potential bidder to acquire us because our articles of incorporation and bylaws contain provisions that may discourage takeover attempts. These provisions may limit stockholders’ ability to approve a transaction that stockholders may think is in their best interests. These provisions include a requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our stockholders.

Provisions of Nevada’s business combinations statute also restrict certain business combinations with interested stockholders. We have elected not to be governed by these provisions in our amended and restated articles of incorporation. However, this election may not be effective unless we meet certain conditions under the Nevada statute.

Capital outflow policies in The People’s Republic of China may hamper our ability to declare and pay dividends to our shareholders.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our shareholders outside of The People’s Republic of China. In addition, under current Chinese law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

USE OF PROCEEDS

Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholders. We will not receive any proceeds from the sale of shares by the Selling Stockholders. However, 611,787 of these shares will only be issued upon exercise of warrants. If all of these warrants are exercised and their holders do not elect to use cashless exercise provisions of these warrants, then we will receive gross proceeds of $3,207,435. For those holders who elect to exercise their warrants using the cashless exercise provisions, we will receive less cash than the exercise price but issue a lower number of shares of common stock upon exercise than we would if they did not elect to use cashless exercise provisions. The amount of cash received and shares issued upon a cashless exercise will vary based on the market price of our common stock on the exercise date of each warrant exercised using cashless exercise provisions. We will use these proceeds for general corporate and working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

On October 31, 2006, our Common Stock became eligible for quotation on the Over-the-Counter Bulletin Board under the symbol “AGFI.OB.” The following table sets forth the high and low bid prices per share of our Common Stock for the periods indicated, which information was provided by NASDAQ Trading and Market Services. Prior to October 31, 2006, the shares traded very infrequently and the actual price information is not readily available. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

2006
	High		Low
1 Quarter	$	N/A	$	N/A
2 Quarter		N/A		N/A
3 Quarter		N/A		N/A
4 Quarter		2.50		0.15

	2007
	High	Low
1 Quarter	$7.80	$1.85
2 Quarter	$6.00	$4.55
3 Quarter (through August 28, 2007)	$8.25	$5.55

On August 29, 2007, our common stock commenced trading on the Nasdaq Capital Market under the symbol “FEED.” The high and low sales price of our common stock from August 29, 2007 through September 30, 2007 was $9.00 and $7.11, respectively. On October 12, 2007, our common stock commenced trading on the Nasdaq Global Market. The high and low sales price of our common stock from October 1, 2007 through October 15, 2007 was $16.00 and $7.16, respectively. On October 25, 2007, the closing price of our common stock was $10.37.

As of October 16, 2007, there were approximately 120 holders of record of our common stock.

Dividends

We have never paid any dividends on the Common Stock. We currently anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the Common Stock or the Preferred Stock in the foreseeable future.

Equity Compensation Plan Information

During the year ended December 31, 2006 and the six months ended June 30, 2007, we did not have any equity compensation plans in effect.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	N/A	-0-

Equity compensation plans not approved by security holders	-0-	N/A	-0-

Total	-0-	N/A	-0-

DESCRIPTION OF OUR BUSINESS

Cautionary Statement Regarding Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. Some factors that might cause or contribute to such discrepancy include those factors listed in the section “Risk Factors” beginning on page 3.

Overview of Business

We were incorporated as Wallace Mountain Resources Corp. on March 30, 2005 in Nevada. Since October 31, 2006, our principal place of business has been based in the People’s Republic of China (“PRC”). As the result of a merger into a wholly-owned subsidiary, we changed our name to AgFeed Industries, Inc. on November 17, 2006. Our executive offices are located at 1095 Qing Lan Avenue, Economic and Technical Development Zone, Nanchang City, Jiangxi Province, People’s Republic of China 330013, Telephone: +86-0791-2189878. Our primary business is the research and development, manufacture, marketing and sale of fodder and blended feed for use in the domestic animal husbandry markets in the People’s Republic of China.

Business

We operate through three subsidiaries in the PRC.

Nanchang Best Animal Husbandry Co., Ltd (“Nanchang Best,”) was incorporated under the laws of the People’s Republic of China on May 15, 1995, in Jiangxi Province. It is headquartered at 1095 Qinglan Avenue, Nanchang City, Jiangxi Province, China 330013. Nanchang Best is in the business of the research and development, manufacture, marketing and sale of fodder and blended feed for use in China’s domestic animal husbandry markets.

Shanghai Best Animal Husbandry Co., Ltd. (“Shanghai Best,”) was incorporated under the laws of the People’s Republic of China on July 23, 1999, in Shanghai and is headquartered at No. 158 Huiping Road, Jia Ding District, Shanghai, China 201802. Shanghai Best is also in the business of the manufacture, marketing and sale of fodder and blended feed for use in China’s domestic animal husbandry markets.

Guangxi Huijie Sci. & Tech. Feed Co., LTD., (“Guangxi Huijie”) was incorporated under the laws of the People’s Republic of China on August 2, 2004 and is headquartered at No. 5 Lianling Street, Nanning Industrial Park, NanNing, GuangXi Province, China 530221. Guangxi is engaged in the research and development, manufacture, marketing, distribution and sale of premix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry markets.

History

From incorporation to October 31, 2006, the business of the Company, as Wallace Mountain Resources Corp., consisted of 18 unit mineral claims known as the South Wallace Mountain Project having a total surface area of approximately 946 acres. At that time the property was without known reserves and the proposed program was exploratory in nature. We paid a $3,000 retainer to the geologist to commence the Phase 1 exploration work on the claim.

On October 31, 2006, we entered into and closed a share purchase agreement with Nanchang Best, and each of Nanchang Best’s shareholders (the “Nanchang Purchase Agreement”). Pursuant to the Nanchang Purchase Agreement, we acquired all of the issued and outstanding capital stock of Nanchang Best from the Nanchang Best shareholders in exchange for 5,376,000 shares of common stock.

Contemporaneously, on October 31, 2006, we entered into and closed a share purchase agreement with Shanghai Best, and each of Shanghai Best’s shareholders (the “Shanghai Purchase Agreement”). Pursuant to the Shanghai Purchase Agreement, Wallace acquired all of the issued and outstanding capital stock of Shanghai Best from the Shanghai Best shareholders in exchange for 1,024,000 shares of common stock.

Concurrently with the closing of the Nanchang Purchase Agreement and Shanghai Purchase Agreement (collectively the “Purchase Agreements” or the “Transaction” as the context may require) and as a condition thereof, we entered into an agreement with Robert Gelfand, our former President and Chief Financial Officer, pursuant to which Mr. Gelfand returned 2,600,000 shares of our common stock to the treasury for cancellation. Mr. Gelfand was not compensated in any way for the cancellation of his shares of our Common Stock. Upon completion of the foregoing transactions, we had an aggregate of 8,000,000 shares of common stock issued and outstanding. The shares of common stock issued to the shareholders of Nanchang Best and Shanghai Best were issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended.

Subsequent to the acquisition of Nanchang Best and Shanghai Best, on October 31, 2006, Robert Gelfand resigned as our sole officer and Mr. Songyan Li was appointed as a director. On November 17, 2006, we declared a stock dividend of two additional shares of common stock for each share of common stock outstanding, and changed our name to AgFeed Industries, Inc.

Nanchang Best and Shanghai Best share a common founder and Chief Executive Officer, Junhong Xiong. Nanchang Best shares the results of its research and development efforts with Shanghai Best. In addition, Nanchang Best provides general management and administrative services to Shanghai Best as well as human resources services at no expense. There are no written enforceable agreements documenting the provision of these services as Nanchang Best and Shanghai Best are each our wholly owned subsidiaries.

On December 20, 2006, we entered into and closed a share purchase agreement with Guangxi Huijie Sci. & Tech. Feed Co, Ltd. , a company founded in the People’s Republic of China (“Guangxi Huijie”), and the shareholders of Guangxi Huijie, pursuant to which we acquired all the outstanding shares of Guangxi Huijie for a total purchase price of eight million six hundred thousand Chinese Renminbi (8,600,000 RMB), equivalent to approximately U.S. $1,100,420 based on exchange rates reported in the Wall Street Journal for December 20, 2006. We obtained the funds needed to complete this acquisition by borrowing 8,600,000 CNY from Sunrise Capital International, Inc. Our obligation to repay this loan was documented by a promissory note dated December 20, 2006 in the principal amount of 8,600,000 CNY. This loan accrued interest at the rate of seven percent per annum and all accrued interest and the principal amount of this loan was due and payable on June 20, 2007. We were permitted to prepay this note without penalty and did so in March 2007. Mr. Sheng Zhou, the brother of our corporate secretary and treasurer, Feng Zhou, is a director of Sunrise Capital International, Inc., which is owned by his sister-in-law, Ms. Chun Mei Chang.

Products

Livestock producers may directly buy animal feed in finished form, referred to as “blended” feed, which already contains the concentrate and the foundational grains blended together, or, they may choose to buy the premix and then combine it with protein, corn, hay, wheat and other elements readily available in the market to make their own blended feed. Additive premix fodder provides the essential amino acids and binder necessary for proper absorption of protein by pigs. Feeding pigs a balanced diet is an essential part of the pork profit equation. Management estimates that feed costs comprise 55-70% of a Chinese piggery’s expenses; therefore the quality of feed and nutrition has a significant effect on piggery profits.

The Companies are engaged in the manufacturing, distribution, marketing and sale of two main product lines: additive premix fodder for use in all stages of a pig’s life, and blended feeds designed specifically for the infant stage of a pig’s life. Nanchang Best and Guangxi Hijie also engage in the research and development of new products and improvement of existing formulas. Nanchang Best shares the results of such work with Shanghai Best. Shanghai Best also manufactures and markets pre-mixed chicken feed. Nanchang Best and Guangxi Huijie produce substantially all of the Companies’ sales of blended feed.

In combination, the Companies’ total feed output in 2006 was approximately 20,344 metric tons. Together they produced a combined 15,534 metric tons of premix fodder; Nanchang Best produced 7,948 metric tons of premix fodder, Shanghai Best 5,714 metric tons and Guangxi Huijie 1,872 metric tons. Nanchang Best produced 2,610 metric tons of blended feed and Guangxi Huijie 1,517 metric tons. Shanghai Best and Guangxi Huijie produced approximately 683 metric tons of other feed product.

Pork premix
According to the different growth stages of a pig, different additives are necessary to accelerate the growth of the animal and provide safe products for consumption. Premix additives are composed mainly of essential amino acids, vitamins, minerals, antibiotics and growth promoters. The Companies market 21 different brands of premix fodder that are priced from standard to premium to satisfy wide ranging customer demand. Within each brand there are 7 different mixes that correspond to the different stages of a pig’s life cycle: newborn to 15 kg, 15-30 kg, 30-60 kg, market ready, over 60 kg boar, mating/pregnant, and lactating. The Companies attempt to provide superior customer service by customizing the premix to the specific needs of each customer. Large scale pig farms are typically the biggest consumers of premix. The Companies employ veterinarians to work with these large pig farms to determine the optimal formulation of feed.

Premix sales represent approximately 85% of annual revenues and carry a gross profit margin of approximately 40%. The willingness of the Companies to formulate customized premix fodder to meet customer specifications allows them to charge a premium for their products. The average price of premix is $570/metric ton. Based on an informal survey that we conducted of our clients, our competitors charge $500/metric ton on average. The Companies are able to justify premium pricing due to their strong brand name recognition, hands-on after market support, and superior, more effective products developed as a result of a strong R&D program. In Shanghai City, Shanghai Best is a market leader in the lactating and pregnant sow market, according to management estimates. Large scale piggeries are willing to pay a premium for more effective products as they are concerned with producing healthy piglets, controlling disease and marketing profitable pork products.

Guangxi Huijie has approximately a 6% market share of pre mix fodder category in its home province of Guangxi.

The Companies also provide extensive technical and veterinary support free of charge to their customers. Overall, the Companies maintain approximately one technical support person to every five sales persons while the competitors generally average one technician to every twelve sales persons.

Piglet blended feed

Nanchang Best and Guangxi Huijie produce piglet blended feed. It is designed to both nourish and protect newborns and is composed primarily of proteins, such as fish meal and soy bean (30%), and raw material grains, such as corn and chaff (roughly 65%). Local climate and environment also influence the formulation of the piglet blend.

We sell blended feed for an average price of $420/metric ton. Blended feed contributes approximately 15% to our total revenues, and has gross margins of approximately 15%. As a result of government policies aimed at increasing the economic success of the agriculture industry as a whole and greater regulation requiring advanced technology to provide safeguards to the country’s food supply, the smaller pig farms are being forced out of business or to merge with larger pig raising operations. The large operations increasingly purchase premix as opposed to blended feeds in order to realize significant cost savings by leveraging their economies of scale. For this reason, we expect the blended feed business to diminish over time. This was also a factor in Shanghai Best’s decision not to enter this market. However, we believe that our blended feed revenue will be replaced by selling more of the profitable premix products to the increasing number of large scale pig farms.

Chicken premix

We also produce three brands of premix for the poultry industry. Most of this production takes place at the Shanghai Best production facility. It produces approximately 500 metric tons annually and it has a nominal impact on our total revenues. While there are no current plans to expand the chicken feed product line, future expansion remains a possibility.

Market information

The feed industry in China, initially developed during the 1980s, was transformed by the issuance of the feed and feed additives regulations in the early 1990s. These regulations emphasized labeling standards for the different grades of product. These standards assisted in regulating the feed industry’s expansion and aimed to eliminate substandard products and fraudulent labeling.

China’s feed manufacturing industry is second only to the United States in volume. The feed industry grew to approximately 66 million tons in 1998, after growing at an annual rate of 15% from 1990 to 1998 and approximately 107 million tons in 2005 and approximately 111 million tons in 2006. As incomes rise in China, annual meat consumption is expected to rise from the current 53 kg per person to around 70 kg per person in the coming years. Developing countries average 24 kg per person annually while developed countries average 75 kg per person annually. It is estimated that 4 kg of feed grain are needed to produce 1 kg of pork, according to USDA Foreign Agricultural Services.

The animal feed industry in China is highly competitive with many regional players and locally recognized brands. We believe that the initial capital requirements with respect to entry into the industry are low and consequently there is a great deal of competition between many smaller companies. The animal feed sector for pork has three primary markets:

•	additive premix fodder
•	proteins
•	blended feed

We predominantly produce additive premix fodder (“premix”) and blended feeds and do not presently compete in the protein market. A nutritionally complete feed includes three components: energy sources, such as course grains; protein sources such as fish and soy meals; and premix consisting of essential amino acids, vitamins, minerals, antibiotics and growth promoters. Premix and proteins together are often referred to in the industry as “concentrate.” Premix fodders require greater technology to produce, and are often customized to each customer’s specifications. As such, premix carries the highest selling price per metric ton of all feed components. Livestock producers may directly buy animal feed in finished form, referred to as “blended feed” or buy the component ingredients and mix the blend on their own generating 15-20% cost savings. Typically, large scale piggeries will purchase, as they have the scale to mix their own blended feeds.

The hog feed manufacturing industry is concentrated in the Yangtze River Basin. In the past decade, feed mills have become more efficient, with new, high capacity mills replacing old, small, inefficient ones. As part of its effort to improve agricultural output and improve the economic vitality of China’s rural industries, the government has adopted favorable tax policies for the industry, such as exemption from the value-added tax.

Blended Feed Industry

According to a recent China Animal Feed Industry Development Report, the blended feed market for pork was approximately $12 and $14 billion for 2004 and 2005, respectively. The largest player in the market has approximately a 7% market share, and forty companies share the top 33% of the market. From 2000 to 2005, blended feed sales have grown at an average annual rate of 4.5%. From 2005 to 2006, blended feed sale growth was 4.6%.

Premix Industry

In 2005, the premix market in China totaled $1.45 billion and included over 2,500 companies. From 2000 to 2005 premix industry sales grew at an average annual rate of 13.5%. In 2006, the premix market increased 3% from 2005.  There is no single dominant market participant, with the largest player in the market realizing only 1.2% market share. Of the various components that make up blended feed, the premix, while constituting the smallest proportion of the total blend at 4%, requires the most sophisticated formulas to produce. The research, development and technology necessary to produce premix makes it necessary for premix to carry a higher price per ton than blended feed.

Sales and Marketing

Since the founding of Nanchang Best and the subsequent founding of Shanghai Best, the Companies have aggressively marketed and promoted the “Best” brand. Guangxi Huijie markets its products under the “Huijie” brand name. None of our operating subsidiaries currently owns any retail outlets. The Companies send their sales force and technicians to the pig farms to educate their clients on new product developments and improvements to existing products. The Companies conduct educational seminars in pig farming regions to explain the benefits of a balanced, nutritious diet for pigs in producing a healthy herd and educate the farmers to properly prepare and mix the various feed components. Although not unique among premix manufacturers, management believes its services in this area are superior to competitors due to its high ratio of technicians to sales people, which allows the sales team to develop a stronger relationship with its customers. As the Companies market and sell directly to pig farmers they are able to collect and analyze data from the farmer which assists in preparation and design of new products. The Companies also attend agricultural conventions that take place in the market areas where they currently conduct business as well as in provinces that they expect to enter. The Companies also place advertisements and promotional pieces in agricultural trade journals.

Historically, the Companies sold their products to distributors and large scale pig farms. Large scale farms generally refer to those with over 2,000 pigs and 100 sows annually, however it is not uncommon to have a single farm raise 20,000 to 30,000 pigs. The distributors sell to the smaller privately owned farms. Recent sales data of distributors indicates that they tend to be more sensitive to price increases than the large-scale piggeries, whereas the piggeries place more emphasis on customer service and other ancillary services provided by the Companies.

Starting in January 2007, we began to open independently owned and operated franchise chain stores. The franchise program allows us to cost effectively sell our products to the individual “mom and pop” farmer that may raise only a few hogs per year for personal consumption or for sale in the marketplace as an additional source of income. Some of the more successful franchise stores have reached sales levels of 3-4 metric tons per month. At September 30, 2007, we had over 335 locations open and operating under the AgFeed brand name. We began a small test program of the franchise concept in June 2006 and began to roll out the full franchise program in January 2007 and estimate that by year end 2007, 500 franchise stores will be in operation. Approximately 70% of the franchise store operators were previously in the animal feed distribution business. The franchisees do not pay an initiation fee to become franchised distributors but do receive marketing and technical training from our staff. Each franchise operator signs an exclusive agreement with us, agrees to not sell any other brand of animal feed products and to decorate their store with approved AgFeed marketing materials and signage.

In addition, each franchise operator must also: (i) during a three month probationary period pass a screening process based on performance benchmarks, (ii) abide by our rules and receive ongoing training from our sales and technical staff, (iii) support the sales of new AgFeed products when launched in their territory, and (iv) remain within our guidelines for payment of products purchased from us.

The franchisees receive discounted prices from the regular wholesale listed prices and have payment terms that are typically 15 days from the date of sale. These discounted prices earn the franchisee an increased gross profit margin of approximately 5-10%. They build a relationship with the small farmers that in many cases are illiterate and continue to do business as they have always done. As part of the franchise agreement they have a specified territory that entitles them to the exclusive right to sell AgFeed products to the small farm owners.

As of September 30, 2007, each of the Companies has the following customers:

	Local Distributors	Large Scale Pig Farms	Franchise Chain Stores	Total
Nanchang Best	166	194	101	461
Shanghai Best	88	211	63	362
Guangxi Huijie	136	188	173	497

Suppliers

The Companies do not have any long term supply contracts. For each raw material purchased, they maintain at least two suppliers who offer the same product. Management believes that any one of its suppliers could be easily replaced. Normally, purchases of raw materials are made on an “as needed” basis each month. Orders are managed by both the warehouse and purchasing manager together, who are familiar with the on-site inventory levels. China has more than 2,000 raw material producers involved in supplying the animal feed industry.

Research and Development

To maintain a competitive advantage in the marketplace and keep pace with current developments, the Companies engage in continuous research and development. Nanchang Best and Guangxi Huijie conduct research and development. Historically, Nanchang Best has shared its R & D results with Shanghai Best. We sponsor research alliances with Jiangxi Agricultural University, South China Agricultural University, and Nanjing Agricultural University.

In addition to sponsoring national and provincial academic research projects at various academic institutions, in November 2004, Nanchang Best launched a fund called Best Fund contributing RMB 98,000 ($12,250) to sponsor 12 research projects at Jiangxi Agricultural University. Nanchang Best retains proprietary rights to any research findings from these projects.

Intellectual Property

Management has registered the “Best” and Huijie trade name used on its products with the China Trademark Bureau and their goods are known in the provinces in which the Companies conduct business.

None of the Companies hold any patents or intend to apply for patents on proprietary technology or formulas. The formulas for the Companies’ products are considered a trade secret and are protected as such.

Government and Environmental Regulation

Through the laws and regulations of the People’s Republic of China and the provincial governments of Jiangxi Province, Guangxi Province and the Shanghai City government, our products and services are subject to material regulation by governmental agencies responsible for the agricultural and commerce industries.

As such, business and company registrations, production license, and all products are certified on a regular basis and must be in compliance with the laws and regulations of provincial and other local governments and industry agencies.

All of the Companies’ production facilities have received production licenses as promulgated by the Ministry of Agriculture with Nanchang Best’s license valid through February, 2009, Shanghai Best’s through February, 2010, and Guangxi Juijie’s through April, 2010.

All products have earned formal approval pursuant to the National Code of Feed and Feed Additives as dictated by National State Council of the PRC. Product approval includes qualified quality reports from the council’s technology and supervision bureau prior to engaging in any production of marketing activities.

There is no material cost in obtaining and maintaining these licenses as it is illegal to do business without them. The issuance of the production licenses and product permits is seen as a cost of doing business and associated fees are minimal. If any production license(s) or product permit(s) were lost, production would need to cease with a minimum time period of 30-45 days to issue a new license or permit and the possibility of regulatory fines.

The Companies are also subject to China’s National Environmental Protection Law as well as a number of other national and local laws and regulations regarding pollutant discharge, air, water and noise pollution.

The central government through the Ministry of Agriculture issues production licenses. The Ministry of Agriculture dispatches officials at the local level to review staff qualifications, production facilities, quality control, and management departments for competency.

Nanchang Best’s production license was issued in 2004 (#3751) and is valid until 2009.

Shanghai Best’s production license was issued in 2005 (#0216) and is valid until 2010.

Guangxi Huijie’s production license was issued in 2005 (#4146) and is valid until 2010.

A production permit is mandatory for all entities involved in the manufacture of animal feed and feed components and is issued by the local provincial authorities. The provincial permit is issued for all products manufactured at each facility. Each facility has the necessary permits for all products produced at each of our operating facilities. These permits are valid for five years.

All products must earn a formal approval production number pursuant to Code of Premix and Additive, promulgated by China State Council, and qualified products reports from Technology and Supervision Bureau, prior to engaging in any production or marketing of feeds. These formal approval production numbers are also valid for five years from the date of issuance.

Competition

The premix market in China is particularly fragmented with many companies and locally recognized brands. The largest player in the premix industry commands only 1.2% of the national market and no one company has yet taken a sizable market lead in terms of service, brand, or technology. Nanchang Best leads the pork premix market in the Jiangxi Province with a 3.5% market share and also sells product in neighboring regions such as Hubei, Henan and Fujian. Nanchang Best faces price competition from Da Bei Nong in the large-scale farm market; however management believes Da Bei Nong’s service is considered inferior to Nanchang Best’s. Therefore Nanchang Best has been able to maintain its lead in sales.

Sales made by Nanchang Best and Shanghai Best in Fujian province face strong competition in the large-scale piggery market from Fuj Minke Biology Company, which has well-known service, a flexible credit policy, and whose prices are competitive, if not lower than the prices at which Nanchang Best and Shanghai Best sell their products. While both Nanchang Best and Shanghai Best are working to further develop and strengthen their connections to large-scale farms, Fuj Minke does not pose a threat to their distributor sales.

Zheng Da, a Sino-Thai JV part of Charoen Pokphand, is one of the largest premix producers in Fujian province; however, based on informal discussions that we had had with our clients, its prices tend to be higher than the prices at which Nanchang Best and Shanghai Best sell their products, and it focuses only on the distributor market.

Based on our independent investigations, in the Shanghai area, Xinnong leads the market in sales with 7,800 metric tons, competing directly with Shanghai Best on both pricing and service to large scale piggeries.

Guangxi Huijie has approximately a 6% share of the overall feed market and competes directly with Guangxi Provimi. Guangxi Provimi sells the same products as Guangxi Huijie at similar price points, and is considered by the marketplace to offer the same quality as Guangxi Huijie. We believe that Guangxi Provimi does not provide the same quality of after sale technical support to its customers.

Employees

As of September 30, 2007, we have a total of 345 employees.

Nanchang Best has approximately 131 employees, in the following departments: 8 management, 3 general administration, 2 human resources, 28 production, 3 sales administration, 64 marketing, 1 purchasing, 6 finance, 12 technical services, 4 quality control.

Shanghai Best has approximately 95 employees in the following departments: 6 management, 5 general administrative, 19 production, 6 sales administration, 43 marketing, 1 purchasing, 5 finance, 7 technical services, 3 quality control.

Guangxi Huijie has approximately 119 employees, in the following departments: 5 management, 3 general administration, 6 human resources, 21 production, 4 sales administration, 64 marketing, 1 purchasing, 4 finance, 5 technical services, 6 quality control.

Facilities

Nanchang Best is located in Chang Bei District Industrial Park, in Nanchang, Jiangxi province. It owns three buildings, one each for the office, manufacturing, and a worker dormitory. Nanchang Best has been granted the right to use the land in Nanchang by the Municipal Administration of state-owned land through December, 2049.

Shanghai Best is located in the Nanxiang, Jia Ding district, Shanghai. It rents two workshop buildings and office space on which it conducts all manufacturing and business operations. The annual rent on the Shanghai property is approximately $33,000 and the lease runs through September, 2009.

Guangxi Huijie Co. is located in Coastal Industrial Park, Liangqin district, Nanning city, Guangxi province. Guangxu Huijie owns three buildings, an office building, production plant and a worker dormitory. The right to use the land was granted by Housing Bureau and Land Administrative Bureau of Langqin District, Nanning City through October, 2056.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

We are incorporated under the laws of the state of Nevada. We engage in the business of the research and development, manufacture, marketing and sale of fodder and blended feed for use in China’s domestic animal husbandry markets. Our chief source of revenues is the sale of feed products for pigs, however, we do produce other feed products for chickens and cows. We sell our products in approximately ten provinces within the People’s Republic of China.

We currently conduct our business through the following three operating subsidiaries in China:

•	Nanchang Best is located in the province of Jiangxi,
•	Shanghai Best is located in Shanghai City, and
•	Guangxi Huijie is located in the province of Guangxi.

We operate each subsidiary independently with regard to manufacturing and marketing and sales efforts. We do have some sharing of sales referrals and leads amongst the subsidiaries, but they do not compete against each other for new sales. Most of our research and development occurs at Nanchang and Guangxi, and each shares their efforts with the other and Shanghai. In addition, many of the administrative duties are performed by Nanchang for Shanghai, and we are attempting to study the feasibility of centralizing more administrative functions.

We are targeting growth through three main channels: (i) organic growth through increasing sales at each of our current operating subsidiaries, (ii) the distribution of our products through approximately 337 new franchise chain stores (as of September 30, 2007), and (iii) an aggressive acquisition program to increase the number of provinces in China in which we do business.

Our revenues increased 12.9% in 2006 as compared to 2005 and our net income increased 110% in 2006 as compared to 2005. Similarly, in the six month period ended June 30, 2007, our revenues increased 183.5% and our net income increased 332.6% compared to the six month period ended June 30, 2006. The increases we experienced in both periods are the result of our organic growth at each operating subsidiary. In addition, the growth in the first half of fiscal 2007 reflects the acquisition of our Guangxi Huijie subsidiary in December 2006. Since we acquired Nanchang Best and Shanghai Best in October 2006, we have effectively marketed our products through a team based approach, sharing sales leads and referrals. We also developed the new Airubao Series of product at Nanchang Best and introduced the product in our three current subsidiaries.

Since January 2007, we established approximately 335 franchise chain stores to complement our existing distribution channels. We will continue to market our products to the operators of large swine farms and large distributors. We will now rely on the franchisees to market and sell our products to the smaller swine farms. Even though the number of small swine farms in China is declining, we did not want to lose revenues by forgoing sales to this market segment. We determined that the best and most efficient use of our resources is to concentrate on the larger customers and allow the franchisees to sell to the smaller farmers.

In order to provide excellent customer service and differentiate ourselves from our competition, at our customer’s request, we supply to them customized formulations of our products. In any given month, the cost of the various additives used in these customized formulations fluctuates, which can result in temporary increases in unit cost of goods sold. We believe even though this may have an effect on our short term profits, we take the long term view that it increases customer loyalty and builds the AgFeed brand. The increase in our revenues during the six months ended June 30, 2007 were mostly due to increases in the volume of products sold as a direct result of new products launched and our expansion to new markets. We also experienced increases in our cost of goods sold during the six months ended June 30, 2007. The costs of corn and soybean meal, which are two of our main raw materials, increased approximately 15% and 10%, respectively. In order to remain competitive in our markets, we have not increased the prices of our products to pass these cost increases on to our customers. Accordingly, our revenues have not increased during the three and six month periods ended June 30, 2007 in proportion to our cost of goods sold. We believe that this competitive pricing strategy has and will continue to increase our sales volume and ultimately increase our long-term revenue growth.

We also continue to aggressively search for acquisition targets in our industry, throughout China. The growth in sales and net revenues we experienced in the first half of fiscal 2007 compared to the first half of 2006 was due in part to our acquisition of Guangxi Huijie late in December 2006.

Critical Accounting Policies

In presenting our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it will likely result in a material adverse impact to our consolidated results of operations, financial position and in liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

 USE OF ESTIMATES: Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets, and allowance for doubtful accounts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Areas that require estimates and assumptions include valuation of accounts receivable and inventory, determination of useful lives of property and equipment, estimation of certain liabilities and sales returns.

Allowance For Doubtful Accounts
The Company continually monitors customer payments and maintains a reserve for estimated losses resulting from its customers’ inability to make required payments. In determining the reserve, the Company evaluates the collectibility of its accounts receivable based upon a variety of factors. In cases where the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on its historical write-off experience in conjunction with the length of time the receivables are past due, customer creditworthiness, geographic risk and the current business environment. Actual future losses from uncollectible accounts may differ from the Company’s estimates.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company evaluates its ending inventories for estimated excess quantities and obsolescence. The Company’s evaluation includes the analysis of future sales demand by product, within specific time horizons. Inventories in excess of projected future demand are written down to net realizable value. In addition, the Company assesses the impact of changing technology on inventory balances and writes-down inventories that are considered obsolete. Inventory obsolescence and excess quantities have historically been minimal.

Long-Lived Assets
The Company periodically assesses potential impairments to its long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires, among other things, that an entity perform an impairment review whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Factors considered by the Company include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; and significant negative industry or economic trends. When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair market value of the asset, based on the fair market value if available, or discounted cash flows. To date, there has been no impairment of long-lived assets.

Property and equipment: Useful lives of property and equipment is based on historical experience and industry norms. Changes in useful lives due to changes in technology or other factors can affect future depreciation estimates.

REVENUE RECOGNITION: Our revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. We are not subject to VAT withholdings. We give volume rebates to certain customers based on volume achieved. We accrue sales rebates based on actual sales volume. Sales rebates for the year ended December 31, 2005 and 2006 and the six months ended June 30, 2006 and 2007 were $ 74,046 and $258,503 and $5,048 and $174,415 respectively. Sales returns for the six months ended June 30, 2006 and 2007 were $32,931 and $45,447 respectively.

We make estimates and judgments when determining whether the collectibility of revenue from customers is reasonably assured. Management estimates regarding collectibility impact the actual revenues recognized each period and the timing of the recognition of revenues. Our assumptions and judgments regarding future collectibility could differ from actual events, thus materially impacting our financial position and results of operations.

Sales returns and allowances have historically been insignificant. Accordingly, estimating returns is not critical. However, if circumstances change, returns and allowance may impact the company’s earnings.

Recent Accounting Pronouncements

The Company gives volume rebates to certain customers based on volume achieved.  Sales rebates are accrued based on actual sales volume. Sales rebetes for the year ended December 31, 2005 and 2006 were $74,046 and $258,503, respectively. The Company does not offer any of its customers the unconditional right to return purchased products. Customers are only permitted to return defective products. In addition, the Company does not provide any price protection or similar rights to its customers.

There are no differences in the Company's arrangements with its different types of customers. Accordingly, the Company does not have different revenue recognition policies for different types of customers.

The Company offers credit terms ranging from 30 to 90 days for most customers. From some large customers, the Company may extend these terms beyond 90 days.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for the fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its consolidated financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R

In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 for the year end 2006, and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

Fair Value Option for Financial Assets and Financial Liabilities

In February of 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are analyzing the potential accounting treatment.

Other-Than-Temporary Impairment

FASB Staff Position on FAS No. 115-1 and FAS No. 124-1 (“the FSP”), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” was issued in November 2005 and addresses the determination of when an investment is considered impaired, whether the impairment on an investment is other-than-temporary and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of other-than-temporary impairments on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance on Emerging Issues Task Force (EITF) Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations. Under the FSP, losses arising from impairment deemed to be other-than-temporary, must be recognized in earnings at an amount equal to the entire difference between the securities cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also required that an investor recognize other-than-temporary impairment losses when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The adoption of this statement will not have a material impact on our consolidated financial statements.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Considering the Effects of Prior Year Misstatements in Current Year Financial Statements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

Results of Operations

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

	Six Months ended June 30, 2007	Six Months ended June 30, 2006	$ Change	% Change
Revenues	$11,869,448	$4,186,790	$7,682,658	183.5%
Cost of Sales	8,316,316	2,599,398	5,716,918	219.9%
Gross Profits	3,553,132	1,587,392	1,965,740	123.8%
Selling, General and Administrative Expenses	1,354,717	833,418	521,299	62.5%
Net Income	2,240,183	517,840	1,722,343	332.6%

Revenues. The increase in revenues was due to an increase in the volume of feed products that we sold, the acquisition of the Guangxi Huijie subsidiary and the introduction in early 2007 of the Airubao Series, a new special blended feed product formulated especially for baby pigs. Guangxi contributed approximately 3,322 Metric Tons (MT) of premix volume during the six months ended June 30, 2007, Nanchang experienced a decrease of approximately 428 MT of premix volume and Shanghai experienced a decrease of approximately 428 MT of premix volume during this six month period. We focused on increasing sales of the Airubao Series, which is a special blended feed product. For comparative purposes, we will analyze the blended feed and Airubao Series together. Together the blended category sold 10,018 MT compared to only 753 MT during the same period a year ago. This increase was due primarily to the new Airubao sales and approximately 1,579 MT of blended feed sold by Guangxi. Nanchang sold 6,204 MT during the six months ended June 30, 2007 compared to 753 MT during the same period in 2006. Guangxi also accounted for 393 MT of other feed products, Nanchang sold 110 MT and Shanghai sold 155 MT of other feed products during the six months ended June 30, 2007. Overall, the Guangxi acquisition provided approximately 27.6% of our revenues while Nanchang provided 47.2% and Shanghai provided 25.2% of our total revenues during the six month period ended June 30, 2007. Guangxi contributed approximately 26.2%, Nanchang approximately 49.1% and Shanghai approximately 24.7% of the total volume of feed sold during the six month period ended June 30, 2007.  Nanchang’s revenues increased approximately 126% during the six months ended June 30, 2007 compared to the same period in 2006. Shanghai’s revenues increased approximately 95% during the six months ended June 30, 2007 compared to the same period in 2006.

While the increase in the average sales price of our blended products also contributed to our increase in revenues, this effect was offset by the decrease in the average sales price of our other products category. Also, we strategically did not seek to maximize our sales prices in order to remain competitive in our markets. We believe that this competitive pricing strategy has and will contribute to our increased sales volumes and ultimately lead to long-term revenue growth.

Feed Type	Metric Tons Sold Six Months Ended June 30, 2007	Metric Tons Sold Six Months Ended June 30, 2006	Difference	% change
Premix	9,537	6,822	2,715	39.8
Blended	2,679	753	1,926	255.8
Airubao	7,339	-0-	7,339	N/A
Other	658	175	483	276
Total	20,213	7,750	12,463	160.8

The average sale price/MT during the six months ended June 30, 2007 and June 30, 2006 of each of our product classes is set forth below.

Feed Type	Average Price/MT Six Months Ended June 30, 2007	Average Price/MT Six Months Ended June 30, 2006	Difference	% change
Premix	$627.94	$594.99	$32.98	5.5
Blended	678.10	448.55	229.55	51.2
Other	1,160.95	2,238.79	(1,077.84)	(48.1)

The average sale price/MT was calculated in U.S. Dollars using a conversion factor of 7.58 RMB to $1.00 USD. The average price for each product category was calculated by multiplying the prices charged in each product category at each operating subsidiary by a weighted average of revenues generated in each product category at each operating subsidiary as compared to total revenues generated by that product by all operating subsidiaries for the period. The Airubao Series is included in the calculations for blended feed.

During the first quarter of 2007, we launched the Airubao Series, a new special blended feed designed specifically for baby pigs. The Airubao Series is meant to be used four days after weaning. The main ingredients used in these products are amino acids, vitamins, feed additives and minerals. These products are intended to maximize the baby pig’s feed intake, help the baby pig adapt to corn feeding, enhance immunity and digestibility and reduce post- weaning syndrome. We anticipate that the large pig farms will be the largest users of the Airubao Series although we have also introduced the Series to the small individual farmers. We have gained immediate acceptance from our customers. We shipped approximately $5.3 million of this new product to customers during the six month period ended June 30, 2007. This product line consists of a series of three distinct formulations, the average gross margin is approximately 24% and the average selling price is approximately $670 per MT. The Annual Report on China’s Feed Industry, published by the Chinese government, estimates that the market for premium baby pig feed is approximately $3.8 billion per year.

Cost of Goods Sold. We experienced an approximate 34% and 15.1% increase in the unit cost of goods sold for blended feed and premix products, respectively, during the six month period ended June 30, 2007 compared to the same period in 2006. In order to provide excellent customer service and differentiate ourselves from our competition, at our customer’s request, we supply to them customized formulations of our products. In any given month, the cost of the various additives used fluctuates, which can result in temporary increases in unit cost of goods sold. During the six month period ended June 30, 2007, the costs of corn and soybean meal increased approximately 15% and 10%, respectively. These additives constitute approximately 70% of our raw material costs. These increased costs offset our increases in revenues. Even though this may have an adverse effect on our short term profits, we take the long term view that this practice results in increased customer loyalty, builds the AgFeed brand and will ultimately lead to increased sales and gross profits. In addition, we are presently experiencing more stable pricing in these additives, which we anticipate will stabilize our cost of goods sold.

Nanchang experienced a 168% increase in cost of goods sold during the six months ended June 30, 2007 compared to the same period in 2006. Shanghai experienced a 133% increase in cost of goods sold during the six months ended June 30, 2007 compared to the same period in 2006.

Gross Profit. Gross margins decreased to 29.9% from 37.9% for the same period last year. The decrease in gross margin can be attributed to several factors: (i) the cost of introducing the Airubao Series; (ii) we experienced an approximate 34% increase in the unit cost of goods sold of blended feed during the six months ended June 30, 2007 compared to the same period in 2006; (iii) the unit cost of goods sold for premix products increased approximately 15.1% during the six months ended June 30, 2007 compared to the same period in 2006.

Gross margins at Nanchang for the six month period ended June 30, 2007 were approximately 24.5% compared to 36% for the same period in 2006. Gross margins at Shanghai for the six month period ended June 30, 2007 were 28% compared to 39% for the same period in 2006. Gross margins at Guangxi for the six month period ended June 30, 2007 were approximately 29.9%.  Gross margin calculations for each subsidiary are calculated prior to any adjustments for intercompany sales, which are reflected in the consolidated financial statements.

Selling, General and Administrative Expenses. We incurred legal and audit expense in the six month period ended June 30, 2007 of approximately $69,000 associated with being a publicly traded United States reporting company that we did not incur during the same period in 2006. The increase in our general and administrative expense also reflects the addition of our Guangxi subsidiary, which had approximately $112,000 of general and administrative expenses during the six months ended June 30, 2007. General and administrative expense includes overhead expenses such as rent, management and staff salaries, general insurance, marketing, accounting and legal and office expenses. Selling expenses for the period increased by 50.7% due to the 188.1% increase in revenues and the costs associated with entering markets in neighboring provinces as well as the addition of our Guangxi subsidiary, which had approximately $199,500 of selling expenses during the six months ended June 30, 2007. We attempted to control our selling expenses through the use of strict cost controls and efficient use of our distribution channels.

Net Income. Our increase in net income was due to an increase in income from operations offset by an increase in non-operating income due to net interest expense offset by other income of approximately $1,300. The major reason for the increase in non-operating income during this period in 2007 was interest earned on the net proceeds of our financings of approximately $54,000 and other income of approximately $10,700 offset by interest paid in connection with short term loans of approximately $63,600. In addition, our Nanchang Best subsidiary became a Sino Foreign Joint Venture due to an investment by a foreign investor in July 2006. Nanchang Best receives favorable tax status and is exempt from all income tax through July 14, 2008 and then will pay a reduced rate of 15% for the next three years.

Year Ended December 31, 2006 compared to Year Ended December 31, 2005

	2006	2005	$ Change	% Change
Revenues	$8,594,876	$7,611,845	$983,031	12.9%
Cost of Sales	5,446,332	5,339,067	107,265	2.0%
Gross Profits	3,148,544	2,272,778	875,766	38.5%
Selling, General and Administrative Expenses	2,114,650	1,392,007	722,643	51.9%
Net Income	1,175,280	560,706	614,574	110.0%

Revenues. The increase in revenues was due to an increase in the volume of all feed products sold by us. While we expect sales of blended feed through our Nanchang Best and Guangxi Huijie subsidiaries to increase in volume, we anticipate that premix will become the principal segment of total sales volume in the future. During the year ended December 31, 2006, the increase in revenues is primarily driven by an increase in volume of the products sold. Our prices on a whole remained relatively flat, a 3% decrease in the average price of premix and a 0.4% increase in the average price of blended feed sold. Even though the average price of other feeds decreased 63.6%, the volume of other feeds is approximately only 3.2% of the total volume sold during the period. We did experience a 2% total increase in the cost of goods sold while we had 17.3% increase in the number of metric tons we sold which enables us to keep our pricing relatively flat.

Overall, Nanchang provided approximately 61% and Shanghai provided 39% of our total revenues for the year ended December 31, 2006 compared to the year ended December 31, 2005, Nanchang providing 64% and Shanghai 36% of our total revenues.

                Nanchang and Shanghai contributed approximately 63% and 37% respectively of our total volume during the year ended December 31, 2006. During the year ended December 31, 2005 Nanchang and Shanghai provided 64% and 36% of our total volume.

                Nanchang’s revenues increased approximately 8.8% during the year ended December 31, 2006 compared to the same period in 2005. Shanghai’s revenues increased approximately 21.7% during the year ended December 31, 2006 compared to the same period in 2005.

Metric Tons Sold Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Feed Type	2006	2005	Difference	% change
Premix	13,325	12,178	1,147	9.4
Blended	2,572	1,724	848	49
Other	534	111	423	381
Total	16,431	14,013	2,418	17.3

Average Price per Metric Ton sold for the Year Ended December 31, 2006 Compared to Year End December 31, 2005

Feed Type	2006	2005	Difference	% change
Premix	574	592	(18)	(3)
Blended	453	451	2.4
Other	791	2,173	(1,382)	(63.6)

Cost of Good Sold. The cost of sales in the period ended December 31, 2006 was $5,446,332, an increase of $107,265 or 2.0% compared to $5,339,067 for the same period ended December 31, 2005. On a unit basis, we experienced approximately a 10% decrease per metric ton in the cost of goods sold for premix and blended feeds.

Nanchang experienced a 4.2% increase in cost of goods sold during the year ended December 31, 2006 compared to the same period in 2005. Shanghai experienced a 0.5% increase in cost of goods sold during the year ended December 31, 2006 compared to the same period in 2005.

Gross Profit. Gross margins improved to 36.6% in 2006 from 29.9% for 2005. The increase in gross margin was due to a strategic shift to focus on the sale of higher margin products, particularly premix. The increase in gross margin is attributable to the decrease in the unit cost of goods sold during the year ended December 31, 2006 as compared to the same period a year ago.

The gross profit for Nanchang for the year ended December 31, 2006 compared to the year ended December 31, 2005 increased approximately 18.9%. Gross margins at Nanchang for the year ended December 31, 2006 was approximately 34% compared to approximately 32% for the year ended December 31, 2005. The gross profit for Shanghai for the year ended December 31, 2006 compared to the year ended December 31, 2005 increased approximately 79.2%. Gross margins at Shanghai for the year ended December 31, 2006 was approximately 40% compared to approximately 27% for the year ended December 31, 2005.

Selling, General and Administrative Expenses. Our general and administrative expense increased by 98%. We incurred significant expenses associated with the share purchase agreements with Nanchang Best, and Shanghai Best. General and administrative expense includes the overhead expenses of our office (rent, management and staff salaries, general insurance, marketing, accounting and legal). Selling expenses for the period increased by 32% and is due to the approximately 13% increase in revenues and the costs associated with entering markets in neighboring provinces.

Net Income. Our net income increased due to an approximately 17% increase in income from operations and non operating income of $41,000 for the twelve months ended December 31, 2006, compared to a non operating loss of $47,655 during the twelve months ended December 31, 2005. In addition, due to an investment in us by a British Virgin Island investor, we received favorable tax status and are exempt from income tax in 2006, and a portion of taxes that were due for 2005. As such we received a tax credit of $100,386 for the twelve months ended December 31, 2006.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the six months ended June 30, 2007 that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

Liquidity and Capital Resources

At December 31, 2006, we had $1,204,100 cash and cash equivalents on hand. At June 30, 2007, we had $9,199,987 cash and cash equivalents on hand. During the six month period ending June 30, 2007, we completed two private placement offerings of our securities. Through the final closing of the first private placement offering on April 29, 2007, we received aggregate gross proceeds of $6,830,259 from the sale of an aggregate of 2,276,753 units to 37 accredited investors. Each unit was priced at $3.00 and represented one share of our common stock and a warrant to purchase 8% of one share of common stock. Accordingly, we issued an aggregate of 2,276,753 shares of our common stock and warrants to purchase an aggregate of 182,146 shares of our common stock to the 37 accredited investors who participated in this offering.  In connection with the private placement, fees of 8% of the securities placed were paid in cash and a number of common stock purchase warrants equal to 8% of the units placed were paid to participating dealers and a finder. Accordingly, we paid $546,421 and issued warrants to purchase 182,141 shares of our common stock to the participating dealers and a finder. All stock purchase warrants have a three year term and have an initial exercise price of $5.00. We received net proceeds from the private placement of $6,247,503, after deduction of costs associated with the financing of $582,756.

On June 22, 2007, we completed a second private placement offering pursuant to which we sold 750,000 units at an offering price of $4.00 per unit for gross proceeds of $3,000,000. Each unit consisted of one share of common stock and a warrant to purchase 25% of one share of common stock. Accordingly, we issued 750,000 shares of our common stock and warrants to purchase 187,500 shares of our common stock to the one accredited investor that participated in this offering. In connection with this private placement offering, a fee of 8% of the securities placed was paid in cash and a number of common stock purchase warrants equal to 8% of the units placed were paid to a finder. Accordingly, we paid $240,000 in cash and issued warrants to purchase 60,000 shares of our common stock to the finder. All stock purchase warrants are exercisable for a period of three years at an exercise price of $5.60 per share. We received net proceeds from the private placement of $2,760,000, after deduction of costs associated with the financing.

We used $1,131,000 of the net proceeds from these private placement offerings to repay the short term bank loan we had in connection with our acquisition Guangxi Huijie. We also used $620,000 to make a good faith deposit with an agricultural feed company located in China that we were in negotiations to acquire. As a result of our due diligence investigation of this company, we have decided not to pursue this acquisition at this time and have signed a termination consent with this company. The deposit is fully refundable and we expect to receive a full refund of the $620,000 on or before November 15, 2007.

As of June 30, 2007, we had total loans payable of $1,810,306, comprised of four loans. There was one short term bank loan to Nanchang of $788,232, with an interest rate of 7.44% per annum payable monthly. This loan matures on May 27, 2008, and is collateralized by our office building, workshop, employee dorms, and use right of land. There are three short term bank loans to Guangxi Huijie totaling $1,022,074 as follows:

Remaining Balance Due	Maturity Date	Interest Rate	Collateral

$627,958	October 11, 2007	5.67%	Officer’s Bank Deposits
$118,235	December 4, 2007	6.12%	Company Equipment
$275,881	May 24, 2008	6.57%	Company Use Right of Land

During the six months ended June 30, 2007, we repaid advances totaling $746,645 to entities in which Mr. Junhong Xiong, our President and Chief Executive Officer, had an equity interest. Mr. Xiong sold his interest in all of these entities.

During the year ended December 31, 2006, $520,284 was provided by our operating activities. This provision of cash was primarily due to net income of $1,175,280, a decrease of $47,323 of other receivables, an increase in other payables of $34,645, an increase in accrued expenses of $90,545 and an increase in accrued payroll of $20,965, offset primarily by an increase in accounts receivable of $312,364, an increase of inventory of $113,084, a decrease in accounts payable of $101,564, a decrease of due to related party of $182,812 and a decrease in tax and welfare payable of $151,976.

During the year ended December 31, 2006, we used $993,958 in investing activities. We used $1,100,420 to pay for an acquisition and $107,460 to acquire property and equipment, offset by $213,922 of cash that we acquired in our acquisition.

During the year ended December 31, 2006, financing activities provided $1,514,398. We received $1,664,855 from the proceeds of a note payable and a $300,000 contribution from a stockholder to assist us to pay for merger costs. These amounts were offset by repayment of advances from shareholders in the amounts of $24,783 and an advance paid to a related party in the amount of $425,674.

During the six months ended June 30, 2007, we used $1,389,678 in our operating activities. This use of cash was primarily due to net income of $2,240,183, a decrease of $100,703 in amounts due from related parties, an increase in accounts payable of $476,037, and an increase in accrued expenses of $101,000, offset by increases in accounts receivable of $3,412,186, an increase in inventory of $118,418, and an increase in other assets of $666,903, which is largely accounted for by the $620,000 good faith deposit to the company we are negotiating to acquire.

We used $52,656 in investing activities during the six month period ended June 30, 2007 for the acquisition of property and equipment.

We received $9,407,442 in cash from financing activities. We received $9,007,503, net of offering costs, from the sale of our securities during the six months ended June 30, 2007. We also received $1,086,646 from the repayment of loans due to us. We collected $226,083 for subscription receivables and $935,859 from related parties due to us. These amounts were offset by the following payments we made: $746,645 repayment to shareholders, $822,756 paid in offering costs associated with the two financing we completed, and the payment of $1,102,054 on the note receivable associated with the acquisition of Guangxi.

At June 30, 2007, our accounts receivable balance was approximately $5.3 million, which was approximately 77% of our net revenues for the three months ended June 30, 2007. The reason for the large increase in our accounts receivable at June 30, 2007 is that our sales increased due to the introduction of our Airubao series of products during the first quarter of 2007. Approximately $5.8 million or 85% of our sales during the quarter ended June 30, 2007 occurred in May and June 2007. Given that our credit terms range from 30-90 days and in certain cases exceed 90 days, a significant portion of these sales remained in accounts receivable at June 30, 2007. Through September 20, 2007, we had collected approximately $4.0 million of the approximately 5.3 million of accounts receivable at June 30, 2007, of which approximately $350,000 of the amount collected was greater than 90 days old at June 30, 2007. We anticipate collecting approximately 70% of this remaining balance of accounts receivable that were greater than 90 days old at June 30, 2007 in 2007 and a substantial portion of the remaining balance during 2008. While we believe that the uncollectible portion of our accounts receivable at June 30, 2007 will be in line with our historical collection results and will not have a material adverse effect on our liquidity, we will continue to assess the collectibility of our accounts receivable as our sales continue to increase and evaluate the need to increase our allowance for doubtful accounts.

Our principal demands for liquidity are to increase capacity, raw materials purchase, sales distribution, and the possible acquisition of new subsidiaries or joint ventures in our industry as opportunities present themselves, as well as general corporate purposes. We estimate that we will require approximately $6,200,000 to maintain our current operations and achieve these goals in 2007, which include a potential joint venture outside of China, completion of the acquisition for which we have made a deposit of $620,000 and an additional acquisition that we are presently budgeting. We will also require an additional $3,000,000 that we are budgeting for a potential acquisition in 2008. We anticipate that the amount of cash we have on hand as of the date of this report as well as the cash that we will generate from operations will satisfy these requirements.

We intend to meet our liquidity requirements, including capital expenditures related to the purchase of equipment, purchase of raw materials, and the expansion of our business, through cash flow provided by operations and funds raised through cash investments. We may also use short term loans bank loans to meet our liquidity requirements.

The majority of the Company’s revenues and expenses were denominated primarily in Renminbi (“RMB”), the currency of the People’s Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. The Company does not engage in currency hedging. Inflation has not had a material impact on the Company’s business.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age
Junhong Xiong	Chief Executive Officer, President, Vice Chairman and Director	37

Liangfan Yan	Chief Financial Officer	54

Feng Zhou	Secretary, Treasurer and Vice President	39

Songyang Li	Chairman of the Board and Director	41

Lixiang Zhang	Director	40

John J. Egan, Jr.	Director	64

Robert N. Masucci	Director	70

Junhong Xiong, 37, has served as our President since May 2007 and our Chief Executive Officer and Vice Chairman since November 2006. Mr. Xiong also has served as Chief Executive Officer of Nanchang Best since its founding in 1995. Prior to that, Mr. Xiong worked for Guangzhou Huashi Animal Nutritionals Company as a sales representative, sales manager, and head of marketing from 1993 to 1995 He was a technician at the Chongming Progressing Farm Company in Shanghai from 1992 to 1993. Mr. Xiong graduated from Animal Husbandry & Veterinary College in Jiangxi Agricultural University and received a Bachelors Degree in 1992.

Liangfan Yan, 54, has served as our Chief Financial Officer since November 2006. Mr. Yan also served as Chief Executive Officer of Nanchang Best from October 2005 to November 2006. Prior to that, Mr. Yan served as a financial consultant to Nanchang Best from November 2003 to October 2005. Mr. Yan was the senior manager of Chengdu Accounting Firm from 2002 to 2003. From 1996 to 2001 he was the section chief of the Audit Inspection Department of the New Hope Group. Mr. Yan holds the certification of CPA in China and graduated from Correspondence College of Economics of Beijing in 1989.

Feng Zhou, 39, has served as our Secretary from November 2006 and our Treasurer since May 2007. As one of its original founders, Mr. Zhou has served as the Vice President of Finance of Nanchang Best since 1995. Prior to that, Mr. Zhou was a sales representative at Guangzhou Huashi Industry from 1993 to 1995. He worked for Shanghai Daying Industry as a technician from 1992 to 1993. Mr. Zhou graduated from Jiangxi Agricultural University with a degree in Animal Feed in 1992. He obtained his EMBA from Tsinghua University in 2004.

Songyang Li, PhD, 41, has served as Chairman of our Board of Directors since December 2006. Dr. Li served as Chairman of the Boards of Nanchang Best and Shanghai Best from July 2004 to December 2006. As one of the original founders of Nanchang Best, Mr. Li served as the Manager of the Technical Research and Development Department of Nanchang Best from 1995 to July 2004. Prior to that, he worked as the Technical Manager in Guangxi Peter Hand Premix Feed Company, a Chinese subsidiary of global animal nutrition conglomerate Provimi S.A. from 1991 to 1994. He received his Ph.D. in Animal Nutrition from Nanjing Agricultural University in 2004.

Lixiang Zhang, PhD, 40, has served as a director since May 2007. Dr. Zhang is a leading expert in animal nutritional science and management consulting in China. Dr. Zhang is a Professor of Agricultural Management and has served as the Assistant Dean of the College of Agricultural Development at Renmin University of China since July 2003. Prior to that, Dr. Zhang was a PhD candidate in Management Science of the School of Business at Renmin University of China from July 2000 to July 2003. In addition, Dr. Zhang served as the Assistant Dean of the Social Sciences Department of Jinan University and the Director of the Strategic Planning Institute of Jinan University from July 1990 to July 2000. Also, Dr. Zhang served as President of the Magazine House of Public Relations Journal. In 2006, Dr. Zhang was awarded the title of Excellent Teacher by Renmin University. In 2005, he was named a Top Ten Enterprise Strategist by the Chinese government. In 2004, Dr. Zhang was named a Top Ten Best Management Consulting Expert by the Chinese Government. In 2002, he was awarded the top prize for Innovative Management Science by the Chinese Ministry of Commerce. Dr. Zhang has authored over 60 books and articles in the topics of agricultural science and management science. He has conducted management training programs for global companies including SONY, Panasonic, General Motors, Motorola, China Life Insurance, China Telecom among others. Dr. Zhang received a PhD in Management Science from Renmin University in 2003.

John J. Egan, Jr., 64, has served as a director since May 2007. Mr. Egan has served as Chief Executive Officer of Egan Bloom & Associates, LLC since October 2004. Prior to that, Mr. Egan served as the Senior Vice President of Raymond James & Associates, a company listed on the New York Stock Exchange that provides full financial institution services throughout the United States, Canada, Europe and Asia, from January 1992 to October 2004. He also served as a Board Member of Raymond James & Associates from 1976 to 1982. Mr. Egan also served as the Chairman of the Philadelphia Stock Exchange from 1998 to 2003. He has served as President of the Board of City Trusts of Philadelphia since 2006, and he has served as a Board Member since 1980. The Board of City Trusts finances and oversees Girard College, Wills Eye Hospital and 120 other Trusts with more than $750 million in total assets. He served on the original Board of the Pennsylvania Intergovernmental Cooperation Authority established by Pennsylvania Governor Tom Ridge as Treasurer overseeing the finances of the City of Philadelphia in the early 1990s. Prior to that, Mr. Egan served as Chairman of the Hospital Authority of Philadelphia from 1981 to 1983. During his service as Chairman, the Authority issued over $1 billion in various bonds. Mr. Egan was the Republican Candidate for the Mayor of Philadelphia in 1983 and 1987.  He also served as the Philadelphia leader for President Reagan’s reelection campaign in 1984. In addition, Mr. Egan served as Governor Rendell’s Finance Chairman when Governor Rendell ran for District Attorney in Philadelphia in 1981. Mr. Egan has served on a variety of non-profit boards including Girard College, Wills Eye Hospital, Variety Club, Catholic Charity Appeal, Health Planning Organization of the Delaware Valley and the Business Leaders Organization for Catholic Schools. Mr. Egan has lived in the Philadelphia area his entire life and attended the University of Pennsylvania.

Robert N. Masucci, 70, has served as a director since May 2007. Mr. Masucci has over 45 years of experience in financial, accounting, manufacturing, and distribution management. Since 2002, Mr. Masucci has served as a director of IntriCon Corporation, a company listed on the American Stock Exchange. Mr. Masucci has served as Chairman and has been a principal shareholder of Barclay Brand Ferdon, a material handling distributor, since 1996. Under his leadership, the company’s revenues grew from $15 million to $30 million. Since 1991, Mr. Masucci also has served as Chairman and principal of Montgomery Capital Advisors where he has provided guidance to clients in strategic and operational planning. Prior to that, Mr. Masucci served as CEO of Drexel Industries Inc from 1970 to 1990. At Drexel Industries, he turned this small public company in the material handling business into a highly profitable business that was acquired by a New York Stock Exchange listed company in 1990. Mr. Masucci began his career as a Certified Public Accountant working in the audit department of Arthur Young & Company (predecessor to Ernst & Young). Mr. Masucci also has devoted extensive service to various non-profit boards. He served as a LaSalle University Trustee from 1991 through 2006 and Chair of the LaSalle University Finance Committee from 1996 through 2006. In addition, he served as a Gwynedd Mercy College Trustee from 1988 to 1998. Mr. Masucci earned his Bachelor of Science degree in Accounting from LaSalle University in Philadelphia.

Our directors are elected by the vote of a plurality in interest of the holders of our voting stock and hold office for a term of one year and until a successor has been elected and qualified. Our executive officers are appointed annually by the Board of Directors, at our annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Lixiang Zhang, John J. Egan, Jr., and Robert N. Masucci are independent directors as that term is defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Our Board of Directors has designated the following committees composed solely of independent directors:

Audit:	Robert N. Masucci (Chairman), John J. Egan, Jr. and Lixiang Zhang.
Compensation:	Robert N. Masucci (Chairman), John J. Egan, Jr. and Lixiang Zhang.
Nominating:	John J. Egan, Jr. (Chairman), Robert N. Masucci, and Lixiang Zhang.

We have adopted a Code of Conduct which is applicable to all of our directors, officers and employees. The Code of Conduct is available on our Company’s website at http://www.agfeedinc.com.

Audit Committee Financial Expert

The board of directors has an Audit Committee, which is comprised of Robert Masucci, John J. Egan, Jr. and Dr. Lixiang Zhang. The board of directors has examined the composition of the Audit Committee in light of the listing standards of the Nasdaq Stock Market and the regulations under the Exchange Act applicable to audit committees. Based upon this examination, the board of directors has determined that each of the Audit Committee members is an “independent” director within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder. Each of Messrs. Masucci and Egan qualifies as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid to our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total

Junhong Xiong, Chief Executive Officer, President, and Director	2006	$9,000	-0-	$9,000(1)

Robert Gelfand, Former President(2)	2006	-0-	-0-	-0-

(1) The amount presented represents Mr. Xiang’s total compensation for the entire year of 2006.

(2) Mr. Gelfand resigned as our President on November 1, 2006.

Equity Compensation Plan Information

There has been no common stock authorized for issuance with respect to any equity compensation plan as of the fiscal year ended December 31, 2006.

Option Grants During 2006 Fiscal Year

None.

Aggregated Option Exercises During 2006 Fiscal Year and Fiscal Year-End Option Values

None.

Directors’ Compensation

In 2006, our directors did not receive any compensation for their service as directors.    On May 15, 2007, three individuals, Robert N. Masucci, John J. Egan Jr. and Dr. Lixiang Zhang joined the board of directors.  Messrs. Masucci, Egan, and Zhang are each independent directors, satisfying the definition of “independence” as defined in Rule 4200 of the NASDAQ Rules.  We have agreed to pay the following annual compensation to our independent directors:

Mr. Masucci will receive $50,000 in cash, to be paid quarterly, consisting of $10,000 for serving as Chairman of the Audit Committee.  In addition, Mr. Masucci received options to purchase 12,000 shares of our common stock, expiring on May 31, 2012, at an exercise price of $5.30 per share, with a three year vesting schedule as follows:  4,000 shares shall vest on May 31, 2008; 4,000 shares shall vest on May 31, 2009; and 4,000 shares shall vest on May 31, 2010.

Mr. Egan will receive $40,000 in cash, to be paid quarterly.  In addition, Mr. Egan received options to purchase 10,000 shares of our common stock, expiring on May 31, 2012, at an exercise price of $5.30 per share, with a three year vesting schedule as follows:  3,334 shares shall vest on May 31, 2008; 3,333 shares shall vest on May 31, 2009; and 3,333 shares shall vest on May 31, 2010.

Dr. Zhang will receive 100,000 RMB to be paid quarterly. 100,000 RMB was approximately $12,900 on the date Dr. Zhang joined the board of directors.

Our remaining directors will not receive any additional compensation for their service as directors.

Employment Agreements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 16, 2007, certain information with respect to beneficial ownership of our common stock as of October 16, 2007 by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our executive officers; and
•	all of our executive officers and directors as a group.

Unless otherwise specified, we believe that all persons listed in the table possess sole voting and investment power with respect to all shares of our common stock beneficially owed by them.  As of October 16, 2007, 27,026,756 shares of our common stock were issued and outstanding.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (2)
Junhong Xiong	4,036,074	14.93%
Feng Zhou	1,885,674	6.98%
Zhengru Xiong	1,885,674	6.98%
Yunlin Zheng(3)	1,885,674	6.98%
Songyan Li	1,766,328	6.54%
Liangfan Yan	0	*
Lixiang Zhang	0	*
John J. Egan, Jr.(4)	2,000	*
Robert N. Masucci(5)	1,000	*
Good Energy Enterprise, Ltd.(6)	2,228,541	8.25%
All officers and directors as a group (7 persons)	7,691,076	28.46%

* Less than 1 percent

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Nanchang Best Animal Husbandry Co., Ltd., 1095 Qing Lan Avenue, Economic and Technical Development Area, Nan Chang City, Jiangxi Province, China 330013.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3) The address of Yunlin Zheng is Room 408, Dong Keyuan East Area, Building 4, Jiangxi Agricultural University, Economic and Technical Development Area, Nan Chang City, Jiangxi Province, China 330045.

(4) The address of John Egan, Jr. is 610 West Germantown Pike, Suite 340, Plymouth Meeting, PA 19462.

(5) The address of Robert N. Masucci is P.O. Box 182, Gwynedd Valley, PA 19437.

(6)  Chang Jiansheng (neither an officer or director of registrant) has the voting and dispositive rights over the shares held by Good Energy Enterprise, Ltd. The address of Chang Jian Sheng and Good Energy Enterprise, Ltd. is 601 #1 Gate, 9th Building, Shangyin-Yuan, Star River Panyu District, Guangzhou, China 510000.

SELLING STOCKHOLDERS

Of the 3,638,540 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Number of Shares to be Sold in the Offering” on the table set forth below, 2,276,753 shares were issued and 364,287 are issuable upon exercise of warrants that were issued in connection with our private placement offering that had a final closing in April 2007, in which we sold units at $3.00 per share to 37 accredited investors, with each unit consisting of one share of common stock and warrants to purchase 8% of one share of common stock at an exercise price of $5.00 per share. Two selected dealers, Legend Securities, Inc. and Maxim Group LLC, and one finder, Four Tong Investments, Ltd., each received warrants to purchase shares of common stock at $5.00 per share. Maxim Group LLC is a broker-dealer that received its securities as compensation for investment banking services. In addition, 750,000 shares were issued and 187,500 are issuable upon exercise of warrants that were issued in our private placement offering that closed in June 2007, in which we sold units at $4.00 per share to one accredited investor, with each unit consisting of one share of common stock and warrants to purchase 25% of one share of common stock at an exercise price of $5.60 per share. One finder, Four Tong Investments, Ltd., received warrants to purchase 60,000 shares of common stock at an exercise price of $5.60 per share. All of these shares of our common stock are included in this prospectus pursuant to registration rights we granted in these private placement offerings.

The following table presents information as of October 16, 2007  and sets forth the number of shares beneficially owned by each of the Selling Stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) the Selling Stockholders may exercise less than all of their warrants; and (3) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the currently outstanding warrants will be exercised into common stock and all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Except as otherwise indicated, based on information provided to us by each Selling Stockholder, each Selling Stockholder listed below has sole voting and investment power with respect to their shares of common stock.

Name of Selling Stockholder	Total Shares Owned and Issuable Upon Exercise of Warrants Before the Offering	Number of Shares to be Sold in the Offering	Number of Shares Owned After the Offering**	Percent of Shares of Common Stock Owned After the Offering

Strong Growth Capital Ltd.	1,080,000 (1)	1,080,000(1)	-	-
Finchley Intl. Investments Ltd.	1,110,000 (2)	540,000(2)	570,000	2.11%
Bi Jun Cheng	10,800(3)	10,800(3)	-	-
Chao Liang Feng	23,696(4)	23,696(4)	-	-
Chen Li Fang & Zhou Pei Ping	13,660(5)	13,660(5)	-	-
Chen Li Ren & Yang Jing	18,001(6)	18,001(6)	-	-
Chen Mei Rong	10,811(7)	10,811(7)	-	-
Du Yan & Cao Xue Lei	75,600(8)	75,600(8)	-	-
Fan Min	11,232(9)	11,232(9)	-	-
He Yue Ping	10,800(10)	10,800(10)	-	-
Hui Qi Wu	10,800(11)	10,800(11)	-	-
Jia Hua Wang	37,757(12)	37,757(12)	-	-
Jin Cheng Yue	10,800(13)	10,800(13)	-	-
Ju Zhi Fang	8,640(14)	8,640(14)	-	-
Jun Wei Wang	32,558(15)	32,558(15)	-	-
Li Jun Zheng	50,884(16)	50,884(16)	-	-
Lin Yan	11,880(17)	11,880(17)	-	-
Lu Ai Zhen	8,640(18)	8,640(18)	-	-
Wang Ling Ming	24,472(19)	24,472(19)	-	-
Wang Mei Lan	42,872(20)	42,872(20)	-	-
Wu Qin Chuan	19,116(21)	19,116(21)	-	-
Xiang Wen Yuan	10,003(22)	10,003(22)	-	-
Xin Guo Qiang	162,329(23)	162,329(23)	-	-
Xin Ya Zhang	8,640(24)	8,640(24)	-	-
Xu Lin	8,640(25)	8,640(25)	-	-
Yang Wei Ming	10,800(26)	10,800(26)	-	-

Yu Hong Lin	10,628(27)	10,628(27)	-	-
Zang Ping Li	8,640(28)	8,640(28)	-	-
Zhe Jing	11,240(29)	11,240(29)	-	-
Zi Chen Wang	19,440(30)	19,440(30)	-	-
Anthony G. Polak	34,560(31)	34,560(31)	-	-
Funcorp Associates, Ltd.	8,640(32)	8,640(32)	-	-
Geri Investments NV	17,280(33)	17,280(33)	-	-
La Legetax Private Foundation	17,280(34)	17,280(34)	-	-
Ronald M. Lazar	8,640(35)	8,640(35)	-	-
Domaco Venture	17,280(36)	17,280(36)	-	-
RL Capital Partners L.P.	51,840(37)	51,840(37)	-	-
Apollo Asia Opportunity Master Fund, L.P.	937,500(38)	937,500(38)	-	-
Four Tong Investments Ltd.	180,000(39)	180,000(39)	-	-
Legend Securities, Inc.	12,621(40)	12,621(40)	-	-
Yang Yang	38,000(41)	38,000(41)	-	-
Maxim Group LLC	11,520(42)	11,520(42)	-	-

Total	4,208,540(43)	3,638,540(43)	570,000	2.11%

**	Assumes that all securities registered will be sold.
(1)	Includes 80,000 shares of common stock issuable upon the exercise of 80,000 warrants. Lee Ming has sole voting and investment power with respect to these shares of common stock.
(2)	Includes 40,000 shares of common stock issuable upon the exercise of 40,000 warrants. Andrew Chan has sole voting and investment power with respect to these shares of common stock.
(3)	Includes 800 shares of common stock issuable upon the exercise of 800 warrants.
(4)
Includes 1,756 shares of common stock issuable upon the exercise of 1,755.20 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(5)
Includes 1,012 shares of common stock issuable upon the exercise of 1,011.84 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(6)
Includes 1,334 shares of common stock issuable upon the exercise of 1,333.36 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(7)
Includes 801 shares of common stock issuable upon the exercise of 800.80 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(8)	Includes 5,600 shares of common stock issuable upon the exercise of 5,600 warrants.
(9)	Includes 832 shares of common stock issuable upon the exercise of 832 warrants.
(10)	Includes 800 shares of common stock issuable upon the exercise of 800 warrants.
(11)	Includes 800 shares of common stock issuable upon the exercise of 800 warrants.
(12)
Includes 2,797 shares of common stock issuable upon the exercise of 2,796.8 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(13)	Includes 800 shares of common stock issuable upon the exercise of 800 warrants.
(14)	Includes 640 shares of common stock issuable upon the exercise of 640 warrants.
(15)
Includes 2,412 shares of common stock issuable upon the exercise of 2,411.68 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(16)
Includes 3,770 shares of common stock issuable upon the exercise of 3,769.12 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(17)	Includes 880 shares of common stock issuable upon the exercise of 880 warrants.
(18)	Includes 640 shares of common stock issuable upon the exercise of 640 warrants.
(19)
Includes 1,813 shares of common stock issuable upon the exercise of 1,812.72 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(20)
Includes 3,176 shares of common stock issuable upon the exercise of 3,175.68 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(21)	Includes 1,416 shares of common stock issuable upon the exercise of 1,416 warrants.
(22)
Includes 741 shares of common stock issuable upon the exercise of 740.96 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(23)
Includes 12,025 shares of common stock issuable upon the exercise of 12,024.32 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(24)	Includes 640 shares of common stock issuable upon the exercise of 640 warrants.
(25)	Includes 640 shares of common stock issuable upon the exercise of 640 warrants.
(26)	Includes 800 shares of common stock issuable upon the exercise of 800 warrants.
(27)
Includes 788 shares of common stock issuable upon the exercise of 787.20 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(28)	Includes 640 shares of common stock issuable upon the exercise of 640 warrants.
(29)
Includes 833 shares of common stock issuable upon the exercise of 832.56 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share.

(30)	Includes 1,440 shares of common stock issuable upon the exercise of 1,440 warrants.
(31)
Includes 2,560 shares of common stock issuable upon the exercise of 2,560 warrants. Anthony G. Polak is affiliated with a registered broker-dealer. Mr. Polak purchased his shares in the ordinary course of business.

(32)
Includes 640 shares of common stock issuable upon the exercise of 640 warrants. Herman J. Behr (Managing Director), Gisele M. Sjak Shie (Managing Director), Raoul A. Behr (Managing Director), Randolph K. Arends (Attorney-in-fact A), Reginald D. Schotborgh (Attorney-in-fact A), Godefridus H.J. Konings (Attorney-in-fact B), Gustaaf J. Barhorst (Attorney-in-fact B), and Remir F. Sinlae (Attorney-in-fact B) have joint voting and investment power with respect to these shares of common stock under the following two restrictions: Any Managing Director or any Attorney-in-fact A can act jointly with any other Managing Director, Attorney-in-fact A or Attorney-in-fact B. Any Attorney-in-fact B must act jointly with any Managing Director or any Attorney-in-fact A, but may not act jointly with any other Attorney-in-fact B.

(33)	Includes 1,280 shares of common stock issuable upon the exercise of 1,280 warrants. Marinus Dekker has sole voting and investment power with respect to these shares of common stock.
(34)
Includes 1,280 shares of common stock issuable upon the exercise of 1,280 warrants. Herman J. Behr (Managing Director), Gisele M. Sjak Shie (Managing Director), Raoul A. Behr (Managing Director), Randolph K. Arends (Attorney-in-fact A), Reginald D. Schotborgh (Attorney-in-fact A), Godefridus H.J. Konings (Attorney-in-fact B), Gustaaf J. Barhorst (Attorney-in-fact B), and Remir F. Sinlae (Attorney-in-fact B) have joint voting and investment power with respect to these shares of common stock under the following two restrictions: Any Managing Director or any Attorney-in-fact A can act jointly with any other Managing Director, Attorney-in-fact A or Attorney-in-fact B. Any Attorney-in-fact B must act jointly with any Managing Director or any Attorney-in-fact A, but may not act jointly with any other Attorney-in-fact B.

(35)
Includes 640 shares of common stock issuable upon the exercise of 640 warrants. Ronald M. Lazar is affiliated with a registered broker-dealer. Mr. Lazar purchased his shares in the ordinary course of business.

(36)	Includes 1,280 shares of common stock issuable upon the exercise of 1,280 warrants. Jack Polak has sole voting and investment power with respect to these shares of common stock.
(37)	Includes 3,840 shares of common stock issuable upon the exercise of 3,840 warrants. Ronald Lazar and Tony Polak have joint voting and investment power with respect to these shares of common stock.

(38)	Includes 187,500 shares of common stock issuable upon exercise of 187,500 warrants. James Zelter has sole voting and investment power with respect to these shares of common stock.
(39)	Includes 180,000 shares of common stock issuable upon the exercise of 180,000 warrants. Wei Li has sole voting and investment power with respect to these shares of common stock.
(40)
Includes 12,621 shares of common stock issuable upon the exercise of 12,620.24 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants to the nearest whole share. Salvatore C. Caruso and Anthony Fusco have joint voting and investment power with respect to these shares of common stock. Legend Securities, Inc. is a broker-dealer that received its warrants as compensation for investment banking services.

(41)
Includes 38,000 shares of common stock issuable upon the exercise of 38,000 warrants. Yang Yang is affiliated with a registered broker-dealer. Ms. Yang purchased her shares in the ordinary course of business.

(42)
Includes 11,520 shares of common stock issuable upon the exercise of 11,520 warrants. Michael Rabinowitz has sole voting and investment power with respect to these shares of common stock. Maxim Group LLC is a broker-dealer that received its warrants as compensation for investment banking services.

(43)
Includes 611,787 shares of common stock issuable upon the exercise of 611,780.48 warrants. Pursuant to Section 4 of the Stock Purchase Warrant, we will round up the number of shares issued upon exercise of the warrants in any case where the stock purchase warrant calls for the issuance of a fractional share of our common stock.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•
to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the investor of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as Selling Stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholders and/or the purchasers of the securities.

Maxim Group LLC is a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. Maxim Group LLC served as a finder in our private placement offering completed on April 29, 2007, and received cash commissions and warrants to purchase an aggregate of 11,520 shares of our Common Stock with an exercise price of $5.00 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by Maxim Group LLC.

Legend Securities, Inc. is a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. Legend Securities Group, Inc. served as a selected dealer in our private placement offering completed on April 29, 2007, and received cash commissions and warrants to purchase an aggregate of 50,621 shares of our Common Stock with an exercise price of $5.00 per share. Legend Securities, Inc. transferred warrants to purchase 38,000 shares of our Common Stock to Yang Yang, an associated person of Legend Securities, Inc. who is licensed and registered to effect securities transactions through Legend Securities, Inc., as compensation for her participation in this private placement offering. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by Legend Securities, Inc. and Yang Yang.

The warrants held by Maxim Group LLC, Legend Securities, Inc. and Yang Yang expire on April 28, 2010. The 11,520 shares of Common Stock issuable upon conversion of the warrants received by Maxim Group LLC and the aggregate 50,621 shares of Common Stock issuable upon conversion of the warrants received by Legend Securities, Inc. and Yang Yang are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Maxim Group LLC or Legend Securities, Inc. as allowed under NASD Rule 2710 (g)(1) and (2).

Maxim Group LLC and Legend Securities, Inc. have each indicated to us their willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Maxim Group LLC or Legend Securities, Inc. would be in transactions executed by Maxim Group LLC or Legend Securities, Inc. on an agency basis and commissions charged to their customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Neither Maxim Group LLC nor Legend Securities, Inc. has an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Maxim Group LLC or Legend Securities, Inc. Further, other than any existing brokerage relationship as customers with Maxim Group LLC or Legend Securities, Inc., no selling shareholder has any pre-arranged agreement, written or otherwise, with Maxim Group LLC or Legend Securities, Inc. to sell their securities through Maxim Group LLC or Legend Securities, Inc.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

Each Selling Stockholder that is affiliated with a registered broker-dealer has confirmed to us that, at the time it acquired the securities subject to the registration statement of which this prospectus is a part, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each Selling Stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect and (ii) such time as all of the shares have been publicly sold.

DESCRIPTION OF CAPITAL STOCK

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001. As of October 16, 2007, 27,026,756 shares of common stock were deemed outstanding and held of record by 121 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Under the articles of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. See “Dividends.” In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117. Our transfer agent’s telephone number is (801) 272-9294.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

During September and October, 2006, Leader Industrial Development, Corp., a company controlled by Mr. Sheng Zhou, provided $300,000 to Nanchang Best to pay legal and accounting fees and other costs related to our share exchange transactions that occurred in October 2006. In exchange for this financing, 1,756,800 shares of Nanchang Best’s common stock were issued to Leader Industrial Development, Corp. These shares were converted into 4,193,355 shares of our common stock (post split) in the share exchange transaction. In April 2007, Leader Industrial transferred shares of our common stock to Good Energy Enterprise Ltd. The principal owner of Good Energy Enterprise Ltd. is Mr. Chang Jiansheng, the brother-in-law of Mr. Sheng Zhou. Mr. Sheng Zhou is the brother of our corporate secretary and treasurer, Mr. Feng Zhou.

In December 2006, Sunrise Capital International loaned us approximately $1,146,667 for use in our purchase of Guangxi Huijie. This loan accrued interest at a rate of 7% per annum. Mr. Sheng Zhou is a director of Sunrise Capital International, which is owned by his sister-in-law, Ms. Chun Mei Chang. We repaid this loan in full in March 2007.

During the years ended December 31, 2006 and 2005 and the three months ended March 31, 2007, we had sales to related parties aggregating approximately $170,000, $82,000 and $77,054, respectively. These sales were of raw materials and finished feed goods for resale. Mr. Junhong Xiong, our chief executive officer, owns a majority interest in the five companies we sold products to during 2006 and 2007. As of March 31, 2007, these other entities had a balance due to us in the amount of $93,187 for products that we sold to them. The following chart provides the amount due from each entity and the percentage ownership of Mr. Xiong in each entity.

Name of Business Entity	Amount due to AgFeed	Percentage ownership of Mr. Xiong
Beijing Best Animal Husbandry Co., Ltd.	$21,728	51%
Nanchang Tiandiren Tech. Development Co., Ltd.	37	73%
Xiamen Best Animal Husbandry Co., Ltd	5,338	52%
Guangzhou Best Animal Husbandry Co., Ltd.	20,670	78.5%
Jiujiang Best Hog Farm	45,414	87%
Total Amount Due	$93,187

During the second quarter of 2007, Mr. Junhong Xiong sold all of his ownership interest in the above companies to unaffiliated companies that supply products to us. Subsequent to these sale transactions, we have not had sales to related parties.

During the years ended December 31, 2006 and 2005 and the three months ended March 31, 2007, we made purchases of raw materials and finished feed goods for resale from Nanchang Tiandiren Tech. Development Co., Ltd. aggregating approximately $700, $1,800 and $9,284, respectively.

Prior to consummation of the share exchange transactions in October 2006, three managers of Guangxi Huijie provided personal funds from time to time to fund its business in the aggregate amount of approximately $755,000. Advances to and from related parties and shareholders were non-interest bearing and were payable or receivable on demand. At December 31, 2006, there were advances from related parties and shareholders of approximately $738,000. By the end of March 2007, these amounts were all repaid to these individuals. We no longer accept advances from our executive officers, directors or other related parties.

At December 31, 2006, there were advances to related parties of approximately $924,517. These advances were all made by Nanchang Best and Shanghai Best prior to October 31, 2006, the closing date of our share exchange transactions. Mr. Junhong Xiong owns a majority interest in the five companies we have advanced funds to during 2006.

Name of Business Entity	Amount due to AgFeed at December 31, 2006	Percentage ownership of Mr. Xiong
Beijing Best Animal Husbandry Co., Ltd.	$39,752	51%
Nanchang Tiandiren Tech. Development Co., Ltd.	107,629	73%
Jiangxi Best Animal Anti-Disease Co., Ltd	37,251	52%
Guangzhou Best Animal Husbandry Co., Ltd.	68,687	78.5%
Jiujiang Best Hog Farm	671,198	87%
Total Amount Due	$924,517

By the end of March 2007, these amounts were all repaid to us. We no longer make loans or advances to executive officers, directors or other related parties.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Unless otherwise provided in the Articles of Incorporation, the corporation shall indemnify any individual made a party to a proceeding because he or she is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of Section 78.751 of the State of Nevada General Corporation Law, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of Hale, Lane, Peek, Dennison and Howard, Reno, Nevada.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2005 and December 31, 2006 have been included herein and in the Registration Statement in reliance upon the reports of Goldman & Parks, LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Our Web site address is http://www.agfeedinc.com. The information on our Web site is not incorporated into this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements of AgFeed Industries, Inc.

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet as of December 31, 2006	F-2

Consolidated Statements of Income and Other Comprehensive Income for the years ended December 31, 2006 and 2005	F-3

Consolidated Statement of Stockholders’ Equity for the years ended December 31, 2006 and 2005	F-4

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005	F-5

Notes to Consolidated Financial Statements	F-6

Unaudited Financial Statements of AgFeed Industries, Inc.

Consolidated Balance Sheet as of June 30, 2007 (unaudited)	F-25

Consolidated Statements of Income and Other Comprehensive Incomefor the three and six months ended June 30, 2007 and 2006 (unaudited)	F-26

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006 (unaudited)	F-27

Notes to Consolidated Financial Statements (unaudited)	F-28

Financial Statements of Guangxi Huijie Sci. & Tech Feed Co., Ltd:	F-42

Report of Independent Registered Public Accounting Firm	F-43

Balance Sheets as of December 31, 2005 and September 30, 2006	F-44

Statements of operations and other comprehensive (loss) income from inception (August 2, 2004) to December 31, 2004, Year Ended December 31, 2005 and Nine Months Ended September 30, 2006 and 2005	F-45

Statements of Stockholders’ Equity from inception (August 2, 2004) to December 31, 2004 and For the Year Ended December 31, 2005	F-46

Statements of Cash Flows from inception (August 2, 2004) to December 31, 2004, Year Ended December 31, 2005 and Nine Months Ended September 30, 2006 and 2005	F-47

Notes to Financial Statements	F-48

Pro Forma Financial Statements for AgFeed Industries, Inc. and Guangxi Huijie Sci. & Tech. Feed Co., Ltd.

Combined pro forma Statement of Operations for the year ended December 31, 2006	F-56

Combined pro forma Statement of Operations for the year ended December 31, 2005	F-57

Notes to pro forma financial statements	F-58

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
AgFeed Industries, Inc.

We have audited the accompanying consolidated balance sheet of AgFeed Industries, Inc. (a Nevada corporation) and subsidiaries as of December 31, 2006, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AgFeed Industries, Inc. and Subsidiaries as of December 31, 2006, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Goldman & Parks LLP
Certified Public Accountants
Tarzana, California
March 7, 2007

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006

December 31,
2006
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$1,204,100
Accounts receivable, net of allowance for doubtful accounts of $49,845	1,796,085
Advances to suppliers	77,649
Other receivable	203,051
Stock subscription receivable	226,083
Due from related parties	87,018
Advances to related parties	924,806
Inventory	802,822
Prepaid expense	11,885
Other current assets	2,253

Total current assets	5,335,752

PROPERTY AND EQUIPMENT, net	1,390,611

INTANGIBLE ASSETS	539,468

TOTAL ASSETS	$7,265,831

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$809,583
Other payables	56,911
Unearned revenue	81,541
Accrued expenses	92,739
Accrued payroll	37,216
Short term loans	1,793,960
Advance from related party	737,846
Tax and welfare payable	280,208

Total current liabilities	3,890,004

STOCKHOLDERS' EQUITY:
Common stock, $0.001 per share; 75,000,000 shares authorized;
24,000,000 shares issued and outstanding	24,000
Additional paid-in capital	1,299,379
Other comprehensive income	116,846
Statutory reserve	271,115
Retained earnings	1,664,487
Total stockholders' equity	3,375,827

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,265,831

The accompanying notes are an integral part of these consolidated financial statements

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Years Ended December 31,
	2006	2005

Net Revenue	$8,594,876	$7,611,845

Cost of Revenue	5,446,332	5,339,067

Gross profit	3,148,544	2,272,778

Operating expenses
Selling expenses	1,287,110	974,332
General and administrative expenses	827,540	417,675
Total operating expenses	2,114,650	1,392,007

Income from operations	1,033,894	880,771

Non-operating income (expense):
Other income (expense)	35,681	(27,695)
Interest income	28,851	-
Interest expense	(23,532)	(19,960)

Total non-operating income (expense)	41,000	(47,655)

Income before income tax	1,074,894	833,116

Income tax	(100,386)	272,410

Net income	$1,175,280	$560,706

Other comprehensive income
Foreign currency translation gain	84,382	32,457

Comprehensive Income	$1,259,662	$593,163

Weighted average shares outstanding :
Basic	17,911,296	15,006,720
Diluted	17,911,296	15,006,720

Earnings per share:
Basic	$0.07	$0.04
Diluted	$0.07	$0.04

The accompanying notes are an integral part of these consolidated financial statements

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

			Additional		Other			Total
	Common Stock		Paid in	Subscription	Comprehensive	Statutory	Retained	Stockholders'
	Shares	Amount	Capital	Receivable	Income	Reserve	Earnings	Equity
Balance January 1, 2005	15,006,720	$15,007	$722,527	$(157,712)	$7	$33,955	$165,661	$779,445

Cumulative translation adjustment					32,457			32,457

Net income for the year ended December 31, 2005							560,706	560,706

Reduction in subscription receivable				157,712			-	157,712

Transfer to statutory reserve						84,106	(84,106)	-

Balance December 31, 2005	15,006,720	15,007	722,527	-	32,464	118,061	642,261	1,530,320

Common stock subscribed	4,193,280	4,193	221,890					226,083

Recapitalization on reverse acquisition	4,800,000	4,800	54,962					59,762

Capital contribution by stockholders			300,000					300,000

Change in foreign currency translation gain					84,382			84,382

Net income for the year ended December 31, 2006							1,175,280	1,175,280

Transfer to statutory reserve						153,054	(153,054)	-

Balance December 31, 2006	24,000,000	$24,000	$1,299,379	-	$116,846	$271,115	$1,664,487	$3,375,827

The accompanying notes are an integral part of these consolidated financial statements

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Years Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,175,280	$560,706
Adjustments to reconcile net income to net cash
provided in operating activities:
Depreciation	100,469	79,465
Loss on disposal of property and equipment	-	30,112
Amortization	5,228	4,018
(Increase) / decrease in assets:
Accounts receivable	(312,364)	(628,686)
Other receivable	47,323	(37,016)
Inventory	(113,084)	177,012
Due from related party	(46,550)	(50,962)
Advances to suppliers	(28,340)	(16,985)
Prepaid expense	1,725	(3,430)
Other assets	(2,205)
Increase / (decrease) in current liabilities:
Accounts payable	(101,564)	203,235
Unearned revenue	(17,001)	81,284
Other payables	34,645	(45,818)
Due to related party	(182,812)	9,889
Accrued expenses	90,545	24,769
Accrued payroll	20,965
Tax and welfare payable	(151,976)	239,193

Net cash provided by operating activities	520,284	626,786

CASH FLOWS FROM INVESTING ACTIVITIES
Issuance of loan receivable	-	4,272
Cash acquired with acquisitions	213,922	-
Acquisition of property and equipment	(107,460)	(125,434)
Acquisition of intangible assets	-	(8,920)
Cash paid for purchase of subsidiary	(1,100,420)	-

Net cash used in investing activities	(993,958)	(130,082)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from shareholders	(24,783)	61,023
Repayment to shareholders	-	(97,637)
Advances from related parties	-	68,423
Repayment to related parties	-	(4,959)
Advance to related parties	(425,674)	(788,825)
Collection from related parties	-	393,112
Proceeds from notes payable	1,664,855	-
Payment on note payable	-	(433,065)
Contribution by stockholders to pay for merger expenses	300,000	-
Collection on subscription receivable	-	157,712

Net cash provided by (used in) financing activities	1,514,398	(644,216)

Effect of exchange rate changes on cash and cash equivalents	26,970	18,517

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	1,067,694	(128,995)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	136,406	265,401

CASH & CASH EQUIVALENTS, ENDING BALANCE	$1,204,100	$136,406

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$30,213	$21,238
Income taxes paid	$73,339	$30,213

The accompanying notes are an integral part of these consolidated financial statements

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

AgFeed Industries, Inc. formerly known as Wallace Mountain Resources Corp., a Nevada corporation, (hereinafter referred to as the “Company” or “AgFeed”) was incorporated in the State of Nevada on March 30, 2005.

On October 31, 2006, the Company entered into and closed a share purchase agreement with Nanchang Best Animal Husbandry Co., Ltd., a corporation formed under the laws of the People’s Republic of China (“Nanchang Best”), and each of Nanchang Best’s shareholders (the “Nanchang Purchase Agreement”). Pursuant to the Nanchang Purchase Agreement, the Company acquired all of the issued and outstanding capital stock of Nanchang Best from the Nanchang Best shareholders in exchange for 16,128,000 shares of common stock.

Contemporaneously, on October 31, 2006, the Company entered into and closed a share purchase agreement with Shanghai Best Animal Husbandry Co., Ltd., a corporation formed under the laws of the People’s Republic of China (“Shanghai Best”), and each of Shanghai Best’s shareholders (the “Shanghai Purchase Agreement”). Pursuant to the Shanghai Purchase Agreement, the Company acquired all of the issued and outstanding capital stock of Shanghai Best from the Shanghai Best shareholders in exchange for 3,072,000 shares of common stock.

The exchanges of shares with Nanchang Best and Shanghai Best were accounted for as reverse acquisition under the purchase method of accounting since the stockholders of Nanchang Best and Shanghai Best obtained control of the Company. On November 17, 2006, Wallace Mountain Resources Corp. changed its name to AgFeed Industries, Inc. Accordingly, the merger of Nanchang Best and Shanghai Best into the Company were recorded as a recapitalization of Nanchang Best and Shanghai Best, with the Nanchang Best and Shanghai Best being treated as the continuing entities. Nanchang Best and Shanghai Best had common shareholders and common management. The historical financial statements presented are the combined financial statements of both Nanchang Best and Shanghai Best. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net assets of the legal acquirer were $59,762.

As a result of the reverse merger transactions described above the historical financial statements presented are those of Nanchang Best and Shanghai Best, the operating entities.

On December 20, 2006, the Company entered into and closed a share purchase agreement with Guangxi Huijie Sci. & Tech. Feed Co, Ltd., a company formed pursuant to the laws of the People’s Republic of China (“Guangxi Huijie”), and the shareholders of Guangxi Huijie pursuant to which the Company acquired all the outstanding shares of Guangxi Huijie for a total purchase price of eight million six hundred thousand Chinese Renminbi (8,600,000 CNY), equivalent to approximately U.S. $1,100,420 based on exchange rates reported in the Wall Street Journal for December 20, 2006.

The Company obtained the funds for the acquisition of the Guangxi Huijie shares by borrowing 8,600,000 CNY from Sunrise Capital International, Inc. The proceeds of the loan from Sunrise Capital International, Inc. were paid directly to the selling shareholders of Guangxi Huijie as consideration and as provided by the share purchase agreement. The Company’s repayment obligation is evidenced by a promissory note bearing interest at the rate of seven percent per annum (7%) and maturing in six months. The Company, at its option, may extend the maturity of the note an additional six months upon notice to the lender. The Company may also prepay the note at any time without penalty.

The Company is engaged in the research & development, manufacture, marketing, distribution and sale of premix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry market. The Company operates a production plants in Nanchang City, Shanghai City and Nanning City and sells to distributors and large-scale swine farms.

Stock Splits

On November 17, 2006, the Company declared a stock dividend of two additional shares of common stock for each share of common stock outstanding (effectively a three for one stock split). All share information for common shares has been retroactively restated for this stock split.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of AgFeed Industries, Inc., and its 100% wholly-owned subsidiaries Nanchang Best and Shanghai Best (for all periods presented) and Guangxi Huijie (from the date of acquisition - for convenience of reporting the acquisition for accounting purposes, December 31, 2006 has been designated as the acquisition date. Net income for the 11 days from December 20, 2006 to December 31, 2006 was approximately $31,000). All significant inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Yuan Renminbi (CNY); however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Foreign Currency Translation

As of December 31, 2006 and 2005, the accounts of the Company were maintained, and their consolidated financial statements were expressed in the Chinese Yuan Renminbi (CNY). Such consolidated financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder’s equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income”.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain prior period amounts have been reclassified to conform to the year ended December 31, 2006 presentation.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company monitors collectibility based on a variety of factors such as payment history, pattern of current payment, a customer’s credit standing and other economic factors. Based on its evaluation of collectibiity, management is of the opinion that accounts receivables are consistent with the credit terms. The allowance for doubtful debts amounted to $49,845 as of December 31, 2006.

Stock Subscription Receivable

At December 31, 2006, the Company had a stock subscription receivable in the amount of $226,083 related to an investment by a British Virgin Island (BVI) company. The amount was collected in January 2007 and has been presented as a current asset in the accompanying consolidated balance sheet.

Advances to Suppliers

The Company makes advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. At December 31, 2006, the Company had advances to suppliers in the amount of $77,649.

Inventories

Inventory is stated at the lower of cost, as determined by weighted-average method, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment	5 years
Operating equipment	10 years
Vehicles	5 years
Buildings	20 years

The following are the details of the property and equipment at December 31, 2006:

Office equipment	$65,412
Operating equipment	493,011
Vehicles	235,207
Buildings	926,162
Total	1,719,792

Less accumulated depreciation	(329,181)

$1,390,611

Depreciation expense for the years ended December 31, 2006 and 2005 was $100,469 and $79,465, respectively.

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2006 there were no significant impairments of its long-lived assets.

Intangible Assets

Intangible assets consist of the right to use land and computer software. Net intangible assets at December 31, 2006 are as follows:

Right to use land	$551,012
Computer software	11,196
Total	562,208

Less Accumulated amortization	(22,740)

Intangibles, net	$539,468

Per the People’s Republic of China’s governmental regulations, the Government owns all land. The Company leases land per a real estate contract with the government of the People’s Republic of China for a period from November 2006 through October 2056. The Company obtained possession of the land in July of 2005. Accordingly, the Company is amortizing the cost of the right to use land from that date.

The right to use land is amortized over a period of 50 years and the computer software is amortized over three years.

Amortization expense for the Company’s intangible assets for the years ended December 31, 2006 and 2005 was $5,228 and $4,018, respectively.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. The Company determines that delivery has occurred when the customer picks up the product and when the product is shipped FOB. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. The Company is not subject to VAT withholdings.

The Company gives volume rebates to certain customers based on volume achieved. Sales rebates are accrued based on actual sales volume. Sales rebates for the year ended December 31, 2005 and 2006 were $74,046 and $258,503, respectively. The Company does not offer any of its customers the unconditional right to return purchased products. Customers are only permitted to return defective products. In addition, the Company does not provide any price protection or similar rights to its customers.

There are no differences in the Company’s arrangements with its different types of customers. Accordingly, the Company does not have different revenue recognition policies for different types of customers.

The Company offers credit terms ranging from 30 to 90 days for most customers. From some larger customers, the Company may extend these terms beyond 90 days.

Sales returns and allowances have historically been insignificant. Accordingly, estimating returns is not critical. However, if circumstances change, returns and allowance may impact the Company’s earnings.

Sales returns for the year ended December 31, 2005 and 2006 were $63,521 and $65,792, respectively.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2006 and 2005 were $5,995 and $18,776, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. No options have been granted for the year ended December 31, 2006 or in prior years.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Foreign Currency Transactions and Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is Chinese Renminbi. The unit of Renminbi is in Yuan. Translation gains of $116,846 at December 31, 2006 are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. During the years ended December 31, 2006 and 2005, other comprehensive income in the consolidated statements of income and other comprehensive income included translation gains of $84,382 and $32,457, respectively.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earnings per share is based upon the weighted average number of common shares outstanding. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no option, warrants or dilutive securities outstanding during the years ended December 31, 2006 and 2005; therefore, the basic and diluted earnings per shares for both the years ended December 31, 2006 and 2005 are the same.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Cash from financing activities excludes the affect of common stock subscribed and subscription receivable for $226,083.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company has determined that it has three reportable segments (See Note 10).

Recent Pronouncements

Accounting Changes and Error Corrections

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections,” which provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The reporting of a correction of an error by restating previously issued financial statements is also addressed by this statement. This statement became effective, on a prospective basis, for fiscal years beginning after December 15, 2005. The implementation of this statement has not had a material affect on the Company’s consolidated financial statements.

Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB No. 133 and 140,” which is effective for fiscal years beginning after September 15, 2006. The statement was issued to clarify the application of SFAS No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. This statement is effective for the first fiscal year beginning after September 30, 2006. The Company does not expect implementation of the Statement in 2007 to have a material effect on its consolidated financial statements.

Accounting for Servicing of Financial Assets

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140.” The new standard requires recognition of servicing assets in connection with any obligation to service a financial asset arising from 1) a servicing contract entered into as part of a transfer of assets meeting the requirements for sale accounting, 2) the transfer of assets to a special purpose entity in a guaranteed mortgage securitization where the transferor retains a controlling interest in the securitized asset, or 3) an acquisition or assumption of obligations to service financial assets not related to the servicer or its consolidated affiliates. The servicing assets and liabilities must be measured at fair value initially, if practicable, and the assets or liabilities must either be amortized or recorded at fair value at each reporting date. The statement allows a one-time reclassification for entities with servicing rights and subsequently requires separate presentation of servicing assets and liabilities at fair value in the statement of financial position. This statement is effective for the first fiscal year beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect this implementation to have a material effect on our consolidated financial statements.

Fair Value Measurements

In September 2006, FASB issued SFAS No. 157,“Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its consolidated financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R

In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 for the year end 2006, and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

Other-Than-Temporary Impairment

FASB Staff Position on FAS No. 115-1 and FAS No. 124-1 (“the FSP”), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” was issued in November 2005 and addresses the determination of when an investment is considered impaired, whether the impairment on an investment is other-than-temporary and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of other-than-temporary impairments on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance on Emerging Issues Task Force (EITF) Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations. Under the FSP, losses arising from impairment deemed to be other-than-temporary, must be recognized in earnings at an amount equal to the entire difference between the securities cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also required that an investor recognize other-than-temporary impairment losses when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The adoption of this statement will not have a material impact on our consolidated financial statements.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109.”

Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. While the Company analysis of the impact of adopting Interpretation 48 is not yet complete, it do not currently anticipate it will have a material impact on the Company’s consolidated financial statements.

Considering the Effects of Prior Year Misstatements in Current Year Financial Statements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

Note 3 - Notes Payable

Notes payable at December 31, 2006 were as follows:

Short-term bank loan; interest rate of 7.02% payable monthly. The term of the loan is from May 18, 2006 to May 17, 2007. This loan is collateralized by the Company’s office building, workshop, employee dorms and use right of land.	$576,630
Short-term bank loan; interest rate of 6.12% at December 31, 2006. The term of the loan is from December 5, 2006 to December 4, 2007, has an interest rate between 5.58% and 6.125%, and is payable monthly. This loan is collateralized by the Company’s machinery and equipment.	115,326
Short-term bank loan related to the acquisition of Guangxi Huijie. The term of the loan is from December 20, 2006 to June 20, 2007 with an interest rate of 7%. The Company has the ability to extend the maturity of the note an additional six months upon notice to the lender. The Company may also prepay the note at any time without penalty.	1,102,004
$1,793,960

Note 4 - Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees’ salaries to employee welfare plan. The total expense for the above plan was $62,431 and $30,474 for the years ended December 31, 2006 and 2005, respectively. The Company has recorded welfare payable of $81,897 at December 31, 2006 which is included in tax and welfare payable in the accompanying consolidated balance sheet.

Note 5 - Statutory Common Welfare Fund
As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

Pursuant to the new Corporate Law effective on January 1, 2006, there is now only one “Statutory surplus reserve” requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Pursuant to the “Circular of the Ministry of Finance (MOF) on the Issue of Corporate Financial Management after the Corporate Law Enforced” (No.67 [2006]), effective on April 1, 2006, issued by the MOF, the companies will transfer the balance of SCWF as of December. 31, 2005 to Statutory Surplus Reserve. Any deficit in the SCWF will be charged in turn to Statutory Surplus Reserve, additional paid-in capital and undistributed profit of previous years. If a deficit still remains, it should be transferred to retained earnings and be reduced to zero by a transfer from after tax profit of following years. At December 31, 2006, the Company did not have a deficit in the SCWF

The Company has appropriated $153,054 and $84,106 as reserve for the statutory surplus reserve and welfare fund for the years ended December 31, 2006 and 2005, respectively.

Note 6 - Earnings Per Share

Earnings per share for the years ended December 31, 2006 and 2005 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. At December 31, 2006 and 2005, there were no dilutive securities.

Note 7 - Related Party Transactions

During the year ended December 31, 2006, certain stockholders contributed $300,000 to the Company to pay for certain merger costs.

Due to related parties and due from related parties represent amounts payable and receivable from related arising from purchases and sales transactions.

Advances to and from related parties and shareholders are non interest bearing and are payable or receivable on demand.

Sales to related parties amounted to $170,069 and $82,050 for the years ended December 1, 2006 and 2005, respectively.

Due from related parties amounted to $87,018 as of December 31, 2006.

Purchases from related parties amounted to $708 and $1,757 for the years ended December 31, 006 and 2005, respectively.

Advance to related parties amounted to $924,806 as of December 31, 2006.

Advance from related parties and shareholders amounted to $737,846 as of December 31, 2006.

The parties are related through one common shareholder who is a majority shareholder in all the related entities.

Note 8 - Taxes

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%.
A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

	For the Years
	Ended December 31,
	2006	2005
Tax provision (credit) at statutory rate	34%	34%
Foreign tax rate difference	(1%)	(1%)
US NOL for which no benefit is Realized	(2%)	-

Effect of tax holiday and waiver of current and prior year’s tax liability	(40%)	-
	(9%)	33%

In July 2006, as a result of an investment by a foreign investor in one of the Company’s subsidiaries, the Company became a Sino-Foreign Joint Venture. Pursuant to the Chinese income tax law, the Company became fully exempt from income tax for a period of two years from July 14, 2006 to July 14, 2008, followed by a reduced tax rate of 15% for the next three years. Concurrent with the exemption, the tax authorities waived approximately CNY 3,400,000 ($425,429) in taxes due.

The effect of the change of tax status has been accounted for in accordance with SFAS No. 109, par. 28, which states that the effect of a change in tax status is computed as of the date of change and is included in the tax provision for continuing operations. Management believes that the local tax authorities would not have waived past taxes had it not been for the change in the Company’s tax status.

If the Company had not been exempt from paying income taxes due to the Sino-Foreign Joint Venture described above, income tax expense for the year ended December 31, 2006 would have been approximately $325,000 and earnings per share would have been reduced to $0.04.

Note 9 - Acquisition of Guangxi Huijie Sci. & Tech. Feed Co, Ltd

On December 20, 2006, the Company completed its acquisition of Guangxi Huijie. The Company acquired 100% of Guangxi Huijie’s issued and outstanding shares of common stock for $1,100,420 which was paid in cash. Guangxi Huijie is engaged in the research & development, manufacture, marketing, distribution and sale of premix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry market. Guangxi Huijie operates a production plants in Nanning City and sells to distributors and large-scale swine farms. The Company acquired Guangxi Huijie as part of its strategic growth plan.

The operating results of Guangxi Huijie are included in the accompanying consolidated statements of operations from the acquisition date. For convenience of reporting the acquisition for accounting purposes, December 31, 2006 has been designated as the acquisition date. Net income for the 11 days from December 20, 2006 to December 31, 2006 was approximately $31,000.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition. The fair value of the net assets acquired exceeded the total consideration for the acquisition by approximately $315,000. The excess (negative goodwill) was allocated on a pro rata basis to long-lived assets.

Cash	$151,990
Accounts receivable	473,976
Other receivables	166,741
Inventory	290,184
Other current assets	57,809
Property and equipment	614,510
Intangible assets	464,246
Accounts payable	(218,131)
Notes payable	(115,326)
Advances from related party	(737,827)
Other current liabilities	(47,752)
Purchase price	$1,100,420

The intangible assets, which is principally land rights, is being amortized over 50 years.

The pro forma financial information that the consolidated operations of the Company as if the Guangxi Huijie acquisition had occurred as of the beginning of the periods presented is presented below.

For the year ended December 31, 2006

	As Reported
	by the	Guangxi
	Company	Huijie	Adjustments		Pro forma

Net Revenue	$8,594,876	$2,574,836	$-		$11,169,712

Cost of Revenue	5,446,332	1,794,033	-		7,240,365

Gross Profit	3,148,544	780,803	-		3,929,347

Operating expenses:
Selling expenses	1,287,110	167,393	-		1,454,503
General and administrative expenses	827,540	110,953	5,425	a.	943,918

Total operating expenses	2,114,650	278,346	5,425		2,398,421

Income from operations	1,033,894	502,457	(5,425)		1,530,926

Non-operating income (expense):
Other income (expense)	35,681	2,657
Interest income	28,851	265	-		29,116
Interest expense	(23,532)	(6,684)	(77,691	)b.	(107,907)

Total non-operating income (expense)	41,000	(3,762)	(77,691)		(78,791)

Income before income tax	1,074,894	498,695	(83,116)		1,452,135

Income tax	(100,386)	39,138	-		(61,248)

Net income	$1,175,280	$459,557	$(83,116)		$1,513,383

Earnings per share	$0.07				$0.08

Weighted average shares outstanding	17,911,296				17,911,296

a.	to record additional amortization for the increase in basis of the land use rights as a result of the purchase.
b.	to record interest expense on the acquisition note.

For the year ended December 31, 2005

	As Reported
	by the	Guangxi
	Company	Huijie	Adjustments		Pro forma

Net Revenue	$7,611,845	$439,880	$-		$8,051,725

Cost of Revenue	5,339,067	370,812	-		5,709,879

Gross Profit	2,272,778	69,068	-		2,341,846

Operating expenses:
Selling expenses	974,332	59,829	-		1,034,161
General and administrative expenses	417,675	70,152	5,425	c.	493,252

Total operating expenses	1,392,007	129,981	5,425		1,527,413

Income from operations	880,771	(60,913)	(5,425)		814,433

Non-operating income (expense):
Other income (expense)	(27,695)	-
Interest income	-	-	-		-
Interest expense	(19,960)	(2,351)	(77,691	) c.	(100,002)

Total non-operating income (expense)	(47,655)	(2,351)	(77,691)		(100,002)

Income before income tax	833,116	(63,264)	(83,116)		714,431

Income tax	272,410	-	-		272,410

Net income	$560,706	$(63,264)	$(83,116)		$442,021

Earnings per share	$0.04				$0.03

Weighted average shares outstanding	15,006,720				15,006,720

c.	to record additional amortization for the increase in basis of the land use rights as a result of the purchase.
d.	to record interest expense on the acquisition note.

Note 10 - Segment Information

The Company's predominant business is the research & development, manufacture, marketing, distribution, and sale of pre-mix fodder blended feed and feed additives primarily for use in China's domestic pork husbandry market. The Company is organized into three wholly owned subsidiaries: Shanghai Best Animal Husbandry Co., LTD. ("Shanghai"), Nanchang Best Animal Husbandry Co., LTD. ("Nanchang"), and Guangxi Huijie Sci. & Tech. Feed Co., LTD.("Guangxi").

Shanghai is located in the Nanxiang, Jia Ding district, Shanghai and sells its products to approximately 360 customers, consisting of 170 local distributors and 190 large scale pig farms. Nanchang is located in Chang Bei District Industrial Park, in Nanchang, Jiangxi province and sells its products to approximately 300 customers, consisting of 90 local distributors and 210 large scale pig farms. Guangxi is located in Coastal Industrial Park, Liangquin district, Nanning city, Guangxi Province and sells its products to approximately 325 customers, consisting of 140 local distributors and 185 large scale pig farms.

The following tables summarize segment information:

	12/31/2006	12/31/2005

Revenues from unrelated entities
Shanghai	$3,180,407	$2,770,107
Guangxi	-	-
Nanchang	5,414,469	4,841,738
	8,594,876	7,611,845
Intersegment revenues
Shanghai	182,564	-
Guangxi	-	-
Nanchang	708	-
	183,272	-
Total Revenues
Shanghai	3,362,971	2,770,107
Guangxi	-	-
Nanchang	5,415,177	4,841,738
Less Intersegment revenues	(183,272)	-
	8,594,876	7,611,845
Income from operations
Shanghai	516,364	123,765
Guangxi	-	-
Nanchang	846,243	757,006
Holding Company	(328,713)	-
	1,033,894	880,771
Interest income
Shanghai	262	-
Guangxi	-	-
Nanchang	28,589	-
Holding Company	-	-
	28,851	-
Interest Expense
Shanghai	-	2,143
Guangxi	-	-
Nanchang	23,532	17,817
Holding Company	-	-
	23,532	19,960
Income tax expense (benefit)
Shanghai	(171,370)	(40,622)
Guangxi	-	-
Nanchang	271,756	(231,788)
	100,386	(272,410)
Net Income
Shanghai	358,671	90,106
Guangxi	-	-
Nanchang	1,145,322	470,600
Holding Company	(328,713)	-
	1,175,280	560,706
Provision for depreciation
Shanghai	74,347	11,322
Guangxi	-	-
Nanchang	26,122	68,143
	100,469	79,465
Capital Expenditures
Shanghai	40,907	32,383
Guangxi	-	-
Nanchang	66,553	101,971
	107,460	134,354
Total Assets
Shanghai	1,504,142
Guangxi	2,219,456
Nanchang	3,521,509
Holding Company	20,724
	7,265,831

Note 11 - Subsequent Event

On February 6, 2007, the Board of Directors approved the sale of 2,750,000 units in a private placement offering. Each unit consisted of one share of common stock and a warrant to purchase 8% of one share of common stock. The warrants expire in three years and are have an exercise price of $5.00 per share. On February 28, 2007, the Company received the minimum required placement of $3,000,000 USD of units of its securities consisting of shares of common stock and stock purchase warrants (8% warrant coverage) in a private placement exempt from registration under the Securities Act. A total of 1,000,000 units, each unit representing one share of the Company’s common stock and a three year common stock purchase warrant, were sold through the end of business February 28, 2007. Accordingly, the Company issued 1,000,000 shares of its common stock and warrants to purchase 80,000 shares of its common stock at this closing. Each unit is priced at $3.00 with $3,000,000 in total having been received. Fees of (i) 8% of the securities placed payable in cash, and (ii) a number of common stock purchase warrants equal to 8% of the number of units placed were paid to participating selected dealers. The stock purchase warrants have a term of three years and are exercisable for one share of common stock at an initial exercise price of $5.00. The securities offered in the private placement have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Note 12 - Subsequent Event (Unaudited)

On April 29, 2007, the Company completed a final closing of a private placement offering of units pursuant to which it sold an aggregate of 2,276,753 units (which includes the 1,000,000 units mentioned in Note 10) at an offering price of $3.00 per unit for aggregate gross proceeds of $6,830,259. Each unit consisted of one share of common stock and a warrant to purchase 8% of one share of common stock. Accordingly, the Company issued an aggregate of 2,276,753 shares of its common stock and warrants to purchase 182,146 shares of its common stock to the 37 accredited investors who participated in this offering. The warrants are exercisable for a period of three years at an exercise price of $5.00 per share. In addition, the Company compensated two participating selected dealers and one finder that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sale of units placed totaling $546,421 plus (ii) issuing them warrants to purchase an aggregate of 182,141 shares of our common stock, representing 8% of the units placed.

The securities offered in the private placement have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The value of the 364,287 warrants mentioned above of $664,717 was determined using the Black-Scholes pricing model with the following assumptions: discount rate - 5.0%; dividend yield - 0%; expected volatility - 50% and term of 3 years. The recording of the value of these warrants had no impact in the financial statements as the entry was to debit and credit additional paid in capital for the value of the warrants.

On June 22, 2007, the Company completed a private placement offering of units pursuant to which it sold an aggregate of 750,000 units at an offering price of $4.00 per unit for aggregate gross proceeds of $3,000,000. Each unit consisted of one share of common stock and a warrant to purchase 25% of one share of common stock. Accordingly, the Company issued 750,000 shares of its common stock and warrants to purchase 187,500 shares of its common stock to the one accredited investor who participated in this offering. The warrants are exercisable for a period of three years at an exercise price of $5.60 per share. In addition, the Company compensated Four Tong Investments, Ltd. for assisting it in the sale of securities in this private placement offering by (i) paying them $240,000, plus (ii) issuing them warrants to purchase 60,000 shares of its common stock on the same terms and conditions as the warrants granted in the offering.

The value of the 247,500 warrants mentioned above of $546,511 was determined using the Black-Scholes pricing model with the following assumptions: discount rate - 5.0%; dividend yield - 0%; expected volatility - 50% and term of 3 years. The recording of the value of these warrants had no impact in the financial statements as the entry was to debit and credit additional paid in capital for the value of the warrants.

In connection with each of the private placement offerings that the Company completed in 2007, the Company entered into a registration rights agreement with each of the investors pursuant to which it agreed to register the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in each offering for an offering.

If:             (i)   a resale registration statement is not filed on or prior to the date that is 60 days after the final closing of the respective private placement offering;

(ii)   the Company fails to file with the Securities and Exchange Commission (the “SEC”) a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that a Registration Statement will not be “reviewed,” or is not subject to further review;

(iii)   prior to the date when such registration statement is first declared effective by the SEC, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such registration statement within 15 trading days after the receipt of comments by or notice from the SEC that such amendment is required in order for a registration statement to be declared effective;

(iv)   a registration statement filed or required to be filed in satisfaction of these rights is not declared effective by the SEC on or before the date that is 180 days after the final closing of the respective private placement offering as a result of the failure of the Company to meet its obligations with respect to such filing as provided for in the registration rights agreements, or

(v)   after a registration statement is first declared effective by the SEC, it ceases for any reason to remain continuously effective as to the registrable securities held by an investor, or the investor is not permitted to utilize the prospectus therein to resell such registrable securities, for in any such case 15 consecutive trading days but no more than an aggregate of 25 trading days during any 12-month period (which need not be consecutive trading days) (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (iv) the date on which such Event occurs, or for purposes of clause (ii) the date on which such 5 trading day period is exceeded, or for purposes of clause (iii) the date which such 15 trading day period is exceeded, or for purposes of clause (v) the date on which such 15- or 25-day period, as applicable, is exceeded being referred to as an “Event Date”), then:

- on the first Event Date to occur, the Company is obligated pay to each investor in the private placement offerings whose obligations have been breached an amount in cash equal to 2.0% of the aggregate purchase price paid by such Investor for any Registrable Securities then held by such Investor; and

- on each anniversary of such Event Date (if the applicable Event, or any subsequent Event, shall not have been cured by such date) until all Event(s) are cured, the Company shall pay to such Investor an amount in cash equal to 2.0% of the aggregate purchase price paid by such Investor pursuant to the Subscription Agreement for any Registrable Securities then held by such Investor. While there is no cap on the amount of such liquidated damages that the Company may be required to pay to the investors, these liquidated damages are the sole remedy available to an investor for any breach of the registration agreements, provided that, the investors may seek injunctive relief, including specific performance of their rights under the registration rights agreements.

If the Company fails to pay any liquidated damages in full within seven days after the date payable, then the Company is obligated to pay interest thereon at a rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investor, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a year prior to the cure of an Event.

The Company previously made a $620,000 good faith deposit with an agricultural feed company located in China that it was in negotiations to acquire. As a result of the Company’s due diligence investigation of this company, it has decided not to pursue this acquisition at this time and have signed a termination consent with this Company. The deposit is fully refundable and the company expects to receive a full refund of the $620,000 on or before November 15, 2007.

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

June 30,
2007
(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,199,987
Accounts receivable, net of allowance for doubtful accounts of $68,400	5,295,836
Advances to suppliers	120,537
Other receivable	262,304
Inventory	918,334
Prepaid expense	98,456
Other current assets	49,828

Total current assets	15,945,282

PROPERTY AND EQUIPMENT, net	1,382,644

INTANGIBLE ASSETS	548,294

OTHER ASSETS	620,000

TOTAL ASSETS	$18,496,220

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,311,910
Other payables	28,799
Unearned revenue	59,019
Accrued expenses	197,583
Accrued payroll	94,718
Short term loans	1,810,306
Tax and welfare payable	227,189

Total current liabilities	3,729,524

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY:
Common stock, $0.001 per share; 75,000,000 shares authorized; 27,026,756 shares issued and outstanding	27,027
Additional paid-in capital	10,303,855
Other comprehensive income	260,029
Statutory reserve	448,916
Retained earnings	3,726,869
Total stockholders' equity	14,766,696

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,496,220

The accompanying notes are an integral part of these consolidated financial statements

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Revenue	$6,891,153	$2,092,501	$11,869,448	$4,186,790

Cost of Revenue	4,881,227	1,294,308	8,316,316	2,599,398

Gross profit	2,009,926	798,193	3,553,132	1,587,392

Operating expenses
Selling expenses	529,625	313,890	873,016	579,402
General and administrative expenses	259,777	144,545	481,701	254,016
Total operating expenses	789,402	458,435	1,354,717	833,418

Income from operations	1,220,524	339,758	2,198,415	753,974

Non-operating income (expense):
Other income (expense)	1,652	14,540	10,722	15,488
Interest income	44,023	(181)	54,190	-
Interest expense	(20,956)	(1,814)	(63,605)	(1,814)

Total non-operating income (expense)	24,719	12,545	1,307	13,674

Income before income tax	1,245,243	352,303	2,199,722	767,648

Income tax	(215,759)	112,845	(40,461)	249,808

Net income	$1,461,002	$239,458	$2,240,183	$517,840

Other comprehensive income
Foreign currency translation gain	92,277	5,859	143,183	16,991

Comprehensive Income	$1,553,279	$245,317	$2,383,366	$534,831

Weighted average shares outstanding :
Basic	25,935,813	15,006,723	25,144,526	15,006,723
Diluted	25,959,272	15,006,723	25,144,526	15,006,723

Earnings per share:
Basic	$0.06	$0.02	$0.09	$0.03
Diluted	$0.06	$0.02	$0.09	$0.03

The accompanying notes are an integral part of these consolidated financial statements

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,240,183	517,840
Adjustments to reconcile net income to net cash provided in (used in) operating activities:
Depreciation	77,897	48,819
Loss on disposal of property and equipment	-	453
Amortization	48,981	2,441
(Increase) / decrease in assets:
Accounts receivable	(3,412,186)	(695,132)
Other receivable	(53,432)	4,548
Inventory	(118,418)	40,427
Due from related party	100,703	(2,227)
Advances to suppliers	(40,399)	(11,753)
Prepaid expense	(86,241)	(1,003)
Other assets	(666,903)	-
Increase / (decrease) in current liabilities:
Accounts payable	476,037	10,373
Unearned revenue	(24,259)	(54,277)
Other payables	(29,166)	(10,245)
Due to related party	-	(2,086)
Accrued expenses	101,000	13,195
Accrued payroll	55,832	-
Tax and welfare payable	(59,307)	213,688

Net cash provided by (used in) operating activities	(1,389,678)	75,061

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(52,656)	(57,540)
Acquisition of intangible assets	-	(1,778)

Net cash used in investing activities	(52,656)	(59,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment to shareholders	(746,645)	(24,899)
Advances from related parties	-	49,798
Repayment to related parties	-	(58,675)
Advance to related parties	-	(65,371)
Proceeds from loans	1,086,646	560,238
Proceeds from the sale of common stock	9,830,259	-
Offering costs	(822,756)	-
Payment on note payable	(1,102,004)	-
Collection of subscription receivable	226,083	-
Collection from related parties	935,859	44,495

Net cash provided by financing activities	9,407,442	505,586

Effect of exchange rate changes on cash and cash equivalents	30,779	3,773

NET INCREASE IN CASH & CASH EQUIVALENTS	7,995,887	525,102

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	1,204,100	136,406

CASH & CASH EQUIVALENTS, ENDING BALANCE	$9,199,987	$661,508

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$32,602	$2,294
Income taxes paid	$53,982	$39,700

The accompanying notes are an integral part of these consolidated financial statements

Note 1 - Organization and Basis of Presentation

The unaudited consolidated financial statements have been prepared by AgFeed Industries, Inc. (the “Company”), pursuant to the rules and regulations of the Securities Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-KSB. The results for the six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year ending December 31, 2007.

Organization and Line of Business

AgFeed Industries, Inc. formerly known as Wallace Mountain Resources Corp., (hereinafter referred to as the “Company” or “AgFeed”) was incorporated in the State of Nevada on March 30, 2005.

On October 31, 2006, the Company entered into and closed a share purchase agreement with Nanchang Best Animal Husbandry Co., Ltd., a corporation formed under the laws of the People’s Republic of China (“Nanchang Best”), and each of Nanchang Best’s shareholders (the “Nanchang Purchase Agreement”). Pursuant to the Nanchang Purchase Agreement, the Company acquired all of the issued and outstanding capital stock of Nanchang Best from the Nanchang Best shareholders in exchange for 16,128,000 shares of common stock.

Contemporaneously, on October 31, 2006, the Company entered into and closed a share purchase agreement with Shanghai Best Animal Husbandry Co., Ltd., a corporation formed under the laws of the People’s Republic of China (“Shanghai Best”), and each of Shanghai Best’s shareholders (the “Shanghai Purchase Agreement”). Pursuant to the Shanghai Purchase Agreement, the Company acquired all of the issued and outstanding capital stock of Shanghai Best from the Shanghai Best shareholders in exchange for 3,072,000 shares of common stock.

The exchanges of shares with Nanchang Best and Shanghai Best were accounted for as reverse acquisition under the purchase method of accounting since the stockholders of Nanchang Best and Shanghai Best obtained control of the Company. On November 17, 2006, Wallace Mountain Resources Corp. changed its name to AgFeed Industries, Inc. Accordingly, the merger of Nanchang Best and Shanghai Best into the Company were recorded as a recapitalization of Nanchang Best and Shanghai Best, with Nanchang Best and Shanghai Best being treated as the continuing entities. Nanchang Best and Shanghai Best had common shareholders and common management. The historical financial statements presented are the combined financial statements of both Nanchang Best and Shanghai Best. The share exchange agreements have been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net assets of the legal acquirer were $59,762.

As a result of the reverse merger transactions described above the historical financial statements presented are those of Nanchang Best and Shanghai Best, the operating entities.

On December 20, 2006, the Company entered into and closed a share purchase agreement with Guangxi Huijie Sci. & Tech. Feed Co, Ltd., a company formed pursuant to the laws of the People’s Republic of China (“Guangxi Huijie”), and the shareholders of Guangxi Huijie pursuant to which the Company acquired all the outstanding shares of Guangxi Huijie for a total purchase price of eight million six hundred thousand Chinese Renminbi (8,600,000 CNY), equivalent to approximately U.S. $1,100,420 based on exchange rates reported in the Wall Street Journal for December 20, 2006.

The Company obtained the funds for the acquisition of the Guangxi Huijie shares by borrowing 8,600,000 CNY from Sunrise Capital International, Inc. The proceeds of the loan from Sunrise Capital International, Inc. were paid directly to the selling shareholders of Guangxi Huijie as consideration and as provided by the share purchase agreement. The Company’s repayment obligation is evidenced by a promissory note bearing interest at the rate of seven percent per annum (7%) and maturing in six months. This loan was repaid in March 2007.

The Company is engaged in the research and development, manufacturing, marketing, distribution and sale of pre-mix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry market. The Company operates production plants in Nanchang City, Shanghai City and Nanning City and sells to distributors and large-scale swine farms.

Stock Splits

On November 17, 2006, the Company declared a stock dividend of two additional shares of common stock for each share of common stock outstanding (effectively a three for one stock split). All share information for common shares has been retroactively restated for this stock split.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of AgFeed Industries, Inc. and its 100% wholly-owned subsidiaries Nanchang Best and Shanghai Best (for all periods presented) and Guangxi Huijie (from the date of acquisition, December 20, 2006).   All significant inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Yuan Renminbi (CNY); however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Foreign Currency Translation

As of June 30, 2007, the accounts of the Company were maintained, and their consolidated financial statements were expressed in the Chinese Yuan Renminbi (CNY). Such consolidated financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder’s equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income”.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of six months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company offers credit terms from 30-90 days and in certain cases longer than 90 days. The Company monitors collectibility based on established criteria. The allowance for doubtful debts amounted to $68,400 as of June 30, 2007.

Advances to Suppliers

The Company makes advances to certain vendors for purchase of its materials. The advances to suppliers are interest free and unsecured. At June 30, 2007, the Company had advances to suppliers in the amount of $120,537.

Inventories

Inventory is stated at the lower of cost, as determined by weighted-average method, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment	5 years
Operating equipment	10 years
Vehicles	5 years
Buildings	20 years

The following are the details of the property and equipment at June 30, 2007:

Office equipment	$79,642
Operating equipment	509,124
Vehicles	260,758
Buildings	949,522
Total	1,799,046

Less accumulated depreciation	(416,402)

$1,382,644

Depreciation expense for the six months ended June 30, 2007 and 2006 was $78,299 and $48,819, respectively.

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of June 30, 2007, there were no significant impairments of its long-lived assets.

Intangible Assets

Intangible assets consist of the right to use land and computer software. Net intangible assets at June 30, 2007 are as follows:

Right to use land	$564,910
Computer software	11,478
Total	576,388

Less Accumulated amortization	(28,094)

Intangibles, net	$548,294

Per the People’s Republic of China’s governmental regulations, the Government owns all land. The Company leases land pursuant to two real estate contracts with the government of the People’s Republic of China. One real estate contract is for a period from November 2006 through October 2056 and the other real estate contract is from January 2000 through December 2050. The Company obtained possession of the land in July of 2005. Accordingly, the Company is amortizing the cost of the right to use land from that date.

The right to use land is amortized over a period of 50 years and the computer software is amortized over three years.

Other Assets

Included in other assets is $620,000 for a refundable good faith deposit with a company that the Company is in negotiations to acquire.  As a result of the Company’s due diligence investigation of this company, it has decided not to pursue this acquisition at this time and signed a termination consent with this company on October 11, 2007. This deposit is fully refundable and the Company expects to receive a full refund of the $620,000 on or before November 15, 2007.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. The Company determines that delivery has occurred when the customer picks up the product and when the product is shipped FOB. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. The Company is not subject to VAT withholdings.

The Company gives volume rebates to certain customers based on volume achieved. The Company accrues sales rebates based on actual sales volume. The Company does not offer any of its customers the unconditional right to return purchased products. Customers are only permitted to return defective products. In addition, the Company does not provide any price protection or similar rights to its customers.

There are no differences in the Company’s arrangements with its different types of customers. Accordingly, the Company does not have different revenue recognition policies for different types of customers.

The Company offers credit terms ranging from 30 to 90 days for most customers. From some larger customers, the Company may extend these terms beyond 90 days.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. On May 31, 2007, the Company granted an aggregate of 32,000 stock options to its directors and strategic advisor.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Foreign Currency Transactions and Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is Chinese Renminbi. The unit of Renminbi is in Yuan. Translation gains of $260,029 at June 30, 2007 are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. During the six months ended June 30, 2007 and 2006, other comprehensive income in the consolidated statements of income and other comprehensive income included translation gains of $143,183 and $16,991, respectively.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earnings per share is based upon the weighted average number of common shares outstanding. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no options, warrants or dilutive securities outstanding during the six months ended June 30, 2006 and during the six months ended June 30, 2007, there were 611,787 warrants and 32,000 options outstanding. The exercise price was greater than the Company’s average stock price for the six months ended June 30, 2007; therefore, the basic and diluted earnings per shares for the six months ended June 30, 2007 and the three and six months ended June 30, 2006 are the same. For the three months ended June 30, 2007, the Company’s average stock price was greater than some of the exercise prices which resulted in additional common stock equivalents of 23,459 shares.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company has determined that it has three reportable segments (See Note 10).

Recent Pronouncements

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its consolidated financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R

In September 2006, the FASB issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 for the year end 2006, and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is analyzing the potential accounting treatment.

Considering the Effects of Prior Year Misstatements in Current Year Financial Statements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

Note 3 - Notes Payable

Notes payable at June 30, 2007 were as follows:

Short-term bank loan; interest rate of 7.44% payable monthly. The term of the loan is from May 28, 2007 to May 27, 2008. This loan is collateralized by the Company’s office building, workshop, employee dorms and use right of land.	$788,232

Short-term bank loan; interest rate of 6.12% payable monthly. The term of the loan is from December 5, 2006 to December 4, 2007. This loan is collateralized by the Company’s equipment.	118,235

Short-term bank loan; interest rate of 6.57% payable monthly. The term of the loan is from May 25, 2007 to May 24, 2008. This loan is collateralized by the Company’s use right of land.	275,881

Short-term bank loan; interest rate of 5.67% payable monthly. The term of the loan is from April 11, 2007 to October 11, 2007. This loan is collateralized by the officer’s bank deposits.	627,958

$1,810,306

Note 4 - Stockholders’ Equity

Common Stock

On April 29, 2007, the Company completed a final closing of a private placement offering of units pursuant to which it sold an aggregate of 2,276,753 units at an offering price of $3.00 per unit for aggregate gross proceeds of $6,830,259. Each unit consisted of one share of common stock and a warrant to purchase 8% of one share of common stock. Accordingly, the Company issued an aggregate of 2,276,753 shares of its common stock and warrants to purchase 182,146 shares of its common stock to the 37 accredited investors who participated in this offering. The warrants are exercisable for a period of three years at an exercise price of $5.00 per share. In addition, the Company compensated two participating selected dealers and one finder that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sale of units placed totaling $546,421 plus (ii) issuing them warrants to purchase an aggregate of 182,141 shares of our common stock, representing 8% of the units placed.

The securities offered in the private placement have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The value of the 364,287 warrants mentioned above of $664,717 was determined using the Black-Scholes pricing model with the following assumptions: discount rate - 5.0%; dividend yield - 0%; expected volatility - 50% and term of 3 years. The recording of the value of these warrants had no impact in the financial statements as the entry was to debit and credit additional paid in capital for the value of the warrants.

On June 22, 2007, the Company completed a private placement offering of units pursuant to which it sold an aggregate of 750,000 units at an offering price of $4.00 per unit for aggregate gross proceeds of $3,000,000. Each unit consisted of one share of common stock and a warrant to purchase 25% of one share of common stock. Accordingly, the Company issued 750,000 shares of its common stock and warrants to purchase 187,500 shares of its common stock to the one accredited investor who participated in this offering. The warrants are exercisable for a period of three years at an exercise price of $5.60 per share. In addition, the Company compensated Four Tong Investments, Ltd. for assisting it in the sale of securities in this private placement offering by (i) paying them $240,000, plus (ii) issuing them warrants to purchase 60,000 shares of its common stock on the same terms and conditions as the warrants granted in the offering.

The value of the 247,500 warrants mentioned above of $546,511 was determined using the Black-Scholes pricing model with the following assumptions: discount rate - 5.0%; dividend yield - 0%; expected volatility - 50% and term of 3 years. The recording of the value of these warrants had no impact in the financial statements as the entry was to debit and credit additional paid in capital for the value of the warrants.

In connection with each of the private placement offerings that the Company completed in 2007, the Company entered into a registration rights agreement with each of the investors pursuant to which it agreed to register the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in each offering for an offering.

If:    (i) a resale registration statement is not filed on or prior to the date that is 60 days after the final closing of the respective private placement offering;

(ii)  the Company fails to file with the Securities and Exchange Commission (the “SEC”) a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that a Registration Statement will not be “reviewed,” or is not subject to further review;

(iii)  prior to the date when such registration statement is first declared effective by the SEC, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such registration statement within 15 trading days after the receipt of comments by or notice from the SEC that such amendment is required in order for a registration statement to be declared effective;

(iv)  a registration statement filed or required to be filed in satisfaction of these rights is not declared effective by the SEC on or before the date that is 180 days after the final closing of the respective private placement offering as a result of the failure of the Company to meet its obligations with respect to such filing as provided for in the registration rights agreements, or

(v)  after a registration statement is first declared effective by the SEC, it ceases for any reason to remain continuously effective as to the registrable securities held by an investor, or the investor is not permitted to utilize the prospectus therein to resell such registrable securities, for in any such case 15 consecutive trading days but no more than an aggregate of 25 trading days during any 12-month period (which need not be consecutive trading days) (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (iv) the date on which such Event occurs, or for purposes of clause (ii) the date on which such 5 trading day period is exceeded, or for purposes of clause (iii) the date which such 15 trading day period is exceeded, or for purposes of clause (v) the date on which such 15- or 25-day period, as applicable, is exceeded being referred to as an “Event Date”), then:

- on the first Event Date to occur, the Company is obligated pay to each investor in the private placement offerings whose obligations have been breached an amount in cash equal to 2.0% of the aggregate purchase price paid by such Investor for any Registrable Securities then held by such Investor; and

- on each anniversary of such Event Date (if the applicable Event, or any subsequent Event, shall not have been cured by such date) until all Event(s) are cured, the Company shall pay to such Investor an amount in cash equal to 2.0% of the aggregate purchase price paid by such Investor pursuant to the Subscription Agreement for any Registrable Securities then held by such Investor. While there is no cap on the amount of such liquidated damages that the Company may be required to pay to the investors, these liquidated damages are the sole remedy available to an investor for any breach of the registration agreements, provided that, the investors may seek injunctive relief, including specific performance of their rights under the registration rights agreements.

If the Company fails to pay any liquidated damages in full within seven days after the date payable, then the Company is obligated to pay interest thereon at a rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investor, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a year prior to the cure of an Event.

Stock Options

The following table summarizes the stock options for the periods or as of the dates indicated:

	Options Granted	Weighted Average Exercise Price
Balance, December 31, 2006	—	$—
Granted	32,000	$5.30
Balance, June 30, 2007	32,000	$5.30
Exercisable, June 30, 2007	—	$—
The fair value of the stock options granted in 2007 of $70,907 was calculated using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 34%; risk-free interest rate of 5.0%; expected life of 5.0 years; no expected dividend yield; and is being amortized over the vesting period of the options.

The weighted average remaining contractual life of stock options outstanding for directors, officers and employees is 4.92 years at June 30, 2007. The intrinsic value of the outstanding options at June 30, 2007 was $24,000. The exercise price for all stock options outstanding at June 30, 2007 was $5.30.

Note 5 - Employee Welfare Plan

The Company had its own employee welfare plan in accordance with Chinese law and regulations before all three subsidiaries in China became Sino-foreign joint ventures. The Company made annual contributions of 14% of all employees’ salaries to the employee welfare plan. The total expense for the above plan was $29,076 and $4,412 for the six months ended June 30, 2006 and 2007, respectively. In accordance with Chinese law, a Sino-foreign joint venture is not required to accrue welfare payable in advance since January 2006, and local entities are not required to accrue such payable since January 2007. Accordingly, all three subsidiaries have stopped accruing welfare payable. Instead, welfare expense is recorded as incurred. As of June 30, 2007, welfare payable has a balance of $75,280, which is included in tax and welfare payable in the accompanying consolidated balance sheet.

Note 6 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund” (“SCWF”), which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

Pursuant to the new Corporate Law effective on January 1, 2006, there is now only one “Statutory surplus reserve” requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Pursuant to the “Circular of the Ministry of Finance ( MOF) on the Issue of Corporate Financial Management after the Corporate Law Enforced” (No.67 [2006]), effective on April 1, 2006, issued by the MOF, the companies will transfer the balance of SCWF as of December 31, 2005 to Statutory Surplus Reserve. Any deficit in the SCWF will be charged in turn to Statutory Surplus Reserve, additional paid-in capital and undistributed profit of previous years. If a deficit still remains, it should be transferred to retained earnings and be reduced to zero by a transfer from after tax profit of following years. At June 30, 2007, the Company did not have a deficit in the SCWF.

The Company has appropriated $177,801 and $84,106 as reserve for the statutory surplus reserve and welfare fund for the six months ended June 30, 2007 and 2006, respectively.

Note 7 - Related Party Transactions

During the six months ended June 30, 2007, the Company repaid $746,645 in advances from the companies that were related to the Company prior to the second quarter of 2007. All these companies were related to the Company through one common shareholder. In the second quarter of 2007, the shareholder sold his shares in all related entities to third parties.

Due to related parties and due from related parties represent amounts payable and receivable from related parties arising from purchases and sales transactions.

Advances to and from related parties and shareholders are non interest bearing and are payable or receivable on demand.

Sales to related parties amounted to $77,054 and $106,414 for the six months ended June 30, 2007 and 2006, and $0 and $80,668 for the three months ended June 30, 2007 and 2006 respectively.

Purchases from related parties amounted to $9,284 and $55,455 for the six months ended June 30, 2007 and 2006 and $0 and $50,527 for the three months ended June 30, 2007 and 2006, respectively.

Note 8 - Taxes

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

	For the Six months
	Ended June30,
	2007	2006
Tax provision (credit) at statutory rate	34%	34%
Foreign tax rate difference	(1%)	(1%)
Effect of tax holiday and waiver of
current tax liability	(35%)	-
	(2%)	33%

In July 2006, as a result of an investment by a foreign investor in one of the Company’s subsidiaries, the Company’s subsidiary became a Sino-Foreign Joint Venture. Pursuant to the Chinese income tax law, the Company’s subsidiary became fully exempt from income tax for a period of two years from July 14, 2006 to July 14, 2008, followed by a reduced tax rate of 15% for the next three years. Concurrent with the exemption, the tax authorities waived approximately CNY 3,400,000 ($425,429) in taxes due.

On June 5, 2007, Shanghai Best received a tax exemption certificate from the local tax bureau and is exempt from income tax from January 1, 2007 to December 31, 2008, followed by a reduced tax rate of 15% for the next three years.

On April 25, 2007, Guangxi Huijie also received an exemption from income tax for the period from January 1, 2006 to December 31, 2008. The exemption was issued by the local government because Huijie is located in a zone where federal government encourage establishment of new entities.

The effect of the change of tax status has been accounted for in accordance with SFAS No. 109, par. 28, which states that the effect of a change in tax status is computed as of the date of change and is included in the tax provision for continuing operations. Management believes that the local tax authorities would not have waived past taxes had it not been for the change in the Company’s subsidiary’s tax status.

If the Company’s subsidiary had not been exempt from paying income taxes, income tax expense for the six months ended June 30, 2007 would have been approximately $726,000 and earnings per share would have been reduced by approximately $0.03 per share.

Note 9 - Acquisition of Guangxi Huijie Sci. & Tech. Feed Co, Ltd

On December 20, 2006, the Company completed its acquisition of Guangxi Huijie.

The pro forma financial information shown below presents the consolidated operations of the Company as if the Guangxi Huijie acquisition had occurred as of the beginning of the periods presented is presented.

For the six months ended June 30, 2006

	As Reported
	by the	Guangxi
	Company	Huijie	Adjustments		Pro forma

Net Revenue	$4,186,790	$1,156,170	$-		$5,342,960

Cost of Revenue	2,599,398	798,082	-		3,397,480

Gross Profit	1,587,392	358,088	-		1,945,480

Operating expenses:
Selling expenses	579,402	72,429	-		651,831
General and administrative expenses	254,016	49,052	2,713	a.	305,781

Total operating expenses	833,418	121,481	2,713		957,612

Income from operations	753,974	236,607	(2,713)		987,868

Non-operating income (expense):
Other income (expense)	15,488	30
Interest income	-	105	-		105
Interest expense	(1,814)	(4,376)	(38,846	) b.	(45,036)

Total non-operating income (expense)	13,674	(4,241)	(38,846)		(44,931)

Income before income tax	767,648	232,366	(41,559)		942,937

Income tax	249,808	-	-		249,808

Net income	$517,840	$232,366	$(41,559)		$693,129

Earnings per share	$0.03				$0.05

Weighted average shares outstanding	15,006,723				15,006,723

a. to record additional amortization for the increase in basis of the land use rights as a result  of the  purchase.
b. to record interest expense on the acquisition note.

Note 10 - Segment Information

The Company's predominant business is the research & development, manufacture, marketing, distribution, and sale of pre-mix fodder blended feed and feed additives primarily for use in China's domestic pork husbandry market. The Company is organized into three wholly owned subsidiaries: Shanghai Best Animal Husbandry Co., LTD. ("Shanghai"), Nanchang Best Animal Husbandry Co., LTD. ("Nanchang"), and Guangxi Huijie Sci. & Tech. Feed Co., LTD.("Guangxi").

Shanghai is located in the Nanxiang, Jia Ding district, Shanghai and sells its products to approximately 360 customers, consisting of 170 local distributors and 190 large scale pig farms. Nanchang is located in Chang Bei District Industrial Park, in Nanchang, Jiangxi province and sells its products to approximately 300 customers, consisting of 90 local distributors and 210 large scale pig farms. Guangxi is located in Coastal Industrial Park, Liangquin district, Nanning city, Guangxi Province and sells its products to approximately 325 customers, consisting of 140 local distributors and 185 large scale pig farms.

The following tables summarize segment information:

	6/30/2007	6/30/2006
	(unaudited)	(unaudited)
Revenues from unrelated entities
Shanghai	$1,982,145	$1,634,048
Guangxi	3,643,339	-
Nanchang	6,243,964	2,552,742
	11,869,448	4,186,790
Intersegment revenues
Shanghai	1,348,778	-
Guangxi	-	-
Nanchang	5,230	-
	1,354,008	-
Total Revenues
Shanghai	3,330,923	1,634,048
Guangxi	3,643,339	-
Nanchang	6,249,194	2,552,742
Less Intersegment revenues	(1,354,008)	-
	11,869,448	4,186,790
Income from operations
Shanghai	575,402	294,433
Guangxi	779,569	-
Nanchang	967,063	459,541
Holding Company	(123,619)	-
	2,198,415	753,974
Interest income
Shanghai	627	-
Guangxi	837	-
Nanchang	4,021	-
Holding Company	48,705	-
	54,190	-
Interest Expense
Shanghai	-	-
Guangxi	12,209	-
Nanchang	20,816	1,814
Holding Company	30,580	-
	63,605	1,814
Income tax expense (benefit)
Shanghai	-	(97,655)
Guangxi	40,461	-
Nanchang	-	(152,153)
	40,461	(249,808)
Net Income
Shanghai	581,032	208,925
Guangxi	808,658	-
Nanchang	955,987	308,915
Holding Company	(105,494)	-
	2,240,183	517,840
Provision for depreciation
Shanghai	13,911	9,269
Guangxi	21,989	-
Nanchang	41,997	39,550
	77,897	48,819
Capital Expenditures
Shanghai	6,449	34,404
Guangxi	40,178	-
Nanchang	6,030	24,914
	52,657	59,318
Total Assets
Shanghai	1,901,967
Guangxi	3,882,194
Nanchang	6,248,042
Holding Company	6,464,017
	18,496,220

Guangxi Huijie Sci. & Tech. Feed Co, Ltd.
Financial Statements
From inception (August 2, 2004) to December 31, 2004 and Year Ended December 31, 2005 And
Nine Months Ended September 30, 2006 and 2005 (Unaudited)

Contents

Page
Report of Independent Registered Public Accounting Firm	F-43

Financial Statements:
Balance Sheets as of December 31, 2005 and September 30, 2006	F-44

Statements of operations and comprehensive loss from inception (August 2, 2004)
to December 31, 2004, Year Ended December 31, 2005 and Nine Months Ended September 30, 2006 and 2005	F-45

Statements of Stockholders’ Equity from inception (August 2, 2004)
to December 31, 2004 and For the Year Ended December 31, 2005	F-46

Statements of Cash Flows from inception (August 2, 2004) to December 31, 2004,
Year Ended December 31, 2005 and Nine Months Ended September 30, 2006 and 2005	F-47

Notes to Financial Statements	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Guangxi Huijie Sci. & Tech. Feed Co, Ltd.

We have audited the accompanying balance sheet of Guangxi Huijie Sci. & Tech. Feed Co, Ltd. as of December 31, 2005 and the related statements of operations and comprehensive loss, accumulated deficit, stockholders’ equity and cash flows from inception (August 2, 2004) to December 31, 2004 and for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guangxi Huijie Sci. & Tech. Feed Co, Ltd. as of December 31, 2005, and the results of its operations and cash flows from inception ( August 2, 2004) to December 31, 2004 and for the year ended December 31, 2005 in conformity with US generally accepted accounting principles.

Goldman & Parks LLP

Tarzana, California
November 24, 2006

GUANGXI HUIJIE SCI. & TECH. FEED CO., LTD.
BALANCE SHEET
AS OF SEPTEMBER 30, 2006 (Unaudited) AND DECEMBER 31, 2005

ASSETS
	September 30,	December 31,
	2006	2005
	(Unaudited)
CURRENT ASSETS:
Cash & cash equivalents	$17,449	$85,203
Accounts receivable, net of allowance for doubtful accounts of $5,413 and $0	591,477	163,983
Advance to suppliers	28,657	27,923
Other receivables	96,986	192,169
Due from related party	—	8,141
Inventory	209,468	352,899
Prepaid expense	—	464

Total current assets	944,037	830,781

PROPERTY AND EQUIPMENT, net	600,135	618,721

INTANGIBLE ASSETS	191,511	190,448

TOTAL ASSETS	$1,735,683	$1,639,950

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$361,050	$277,452
Notes payable	—	156,130
Other payables	—	33,663
Unearned revenue	13,860	25,606
Advance from shareholder	549,089	780,650
Advance from related party	111,080	59,228
Due to related party	131	—
Accrued expenses	2,019	187
Income tax payable	105,236	—

Total current liabilities	1,142,467	1,332,915

STOCKHOLDERS' EQUITY
Common stock, par value $0.12
3,000,000 shares registered, issued and outstanding	362,463	362,463
Other comprehensive income	18,395	8,296
Statutory reserve	21,088	—
Retained earnings ( Accumulated deficit)	191,270	(63,724)

Total stockholders' equity	593,216	307,036

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,735,683	$1,639,950

The accompanying notes are integral part of these financial statements

GUANGXI HUIJIE SCI. & TECH. FEED CO., LTD.
STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE (LOSS) INCOME
FROM INCEPTION ( August 2, 2004) TO DECEMBER 31, 2004 AND THE YEAR ENDED DECEMBER 31, 2005
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 ( Unaudited)

	Years Ended December 31,		September 30,
	2005	2004	2006	2005
			(Unaudited)	( Unaudited)

Net Revenue	$439,880	$—	$1,863,035	$146,846

Cost of Revenue	370,812	—	1,283,629	127,513

Gross Profit	69,068	—	579,406	19,333

Operating expenses
Selling expenses	59,829	1,012	113,957	21,518
General and administrative expenses	70,152	—	79,532	29,850
Total operating expenses	129,980	1,012	193,489	51,368

(Loss) Income from operations	(60,912)	(1,012)	385,917	(32,035)

Non-operating income (expense):
Interest expense	(2,352)	553	(6,000)	(334)
Other income (expense)	—	—	31	—

Total non-operating income (expense)	(2,352)	553	(5,969)	(334)

(Loss) Income before income tax	(63,264)	(459)	379,948	(32,369)

Provision for Income tax	—	—	103,866	—

Net income	(63,264)	(459)	$276,082	($32,369)

Other comprehensive income
Foreign currency translation gain	8,287	9	10,099	7,706

Comprehensive (loss) Income	($54,977)	($450)	$286,181	($24,663)

Weighted average shares outstanding:
Basic and diluted	3,000,000	3,000,000	3,000,000	3,000,000

(Loss) /earnings per share:
Basic and Diluted	($0.02)	($0.00)	$0.10	($0.01)

The accompanying notes are an integral part of these financial statements

GUANGXI HUIJIE SCI. & TECH. FEED CO., LTD.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock
			Other			Total
			Comprehensive	Statutory	Accumulated	Stockholders'
	Shares	Amount	Income	Reserve	Deficit	Equity
Balance January 1, 2004	—	$—	$—	$—	$—	$—

Contributed capital	3,000,000	362,463				362,463

Cumulative translation adjustment			9			9

Net loss for the year ended December 31, 2004					($459)	(459)

Balance December 31, 2004	3,000,000	362,463	9	—	(459)	362,013

Change in foreign currency translation gain			8,287			8,287

Net loss for the year ended December 31, 2005					($63,264)	(63,264)

Balance December 31, 2005	3,000,000	$362,463	$8,296	—	$(63,724)	$307,036

Change in foreign currency translation gain (unaudited)			10,099			10,099

Net income for the nine months ended September 30, 2006 (unaudited)					276,082	276,082

Transfer to statutory reserve (unaudited)				21,088	(21,088)	—

Balance September 30, 2006 (unaudited)	3,000,000	$362,463	$18,395	$21,088	$191,270	$593,216

GUANGXI HUIJIE SCI. & TECH. FEED CO., LTD.
STATEMENT OF CASH FLOWS
FROM INCEPTION ( August 2, 2004) TO DECEMBER 31, 2004 AND THE YEAR ENDED DECEMBER 31, 2005
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 ( Unaudited)

			FOR THE NINE MONTHS
	DECEMBER 31,		ENDED SEPTEMBER 30,
	2005	2004	2006	2005
			(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(63,264)	$(459)	$276,082	$(32,369)
Adjustments to reconcile net (loss) income to net cash provided in operating activities:
Depreciation	15,525	—	31,459	5,755
Amortization	1,576	—	2,903	628
(Increase) / decrease in assets:
Accounts receivable	(161,513)	—	(418,523)	(131,469)
Advance to suppliers	(27,502)	—	(145)	(20,715)
Other receivables	(188,725)	(544)	97,931	(22,020)
Inventory	(347,584)	—	148,887	(211,661)
Due from related party	(8,018)	—	8,204	—
Prepaid expense	(457)	—	468	(626)
Other assets	397,416	(393,421)	—	395,711
Increase /( decrease) in liabilities:
Accounts payable	273,274	—	76,751	317,888
Other payable	33,156	—	(33,923)	33,014
Unearned revenue	25,220	—	(12,124)	1,827
Due to related party	—	—	130	—
Accrued expenses	184	—	1,805	214
Income tax payable	—	—	103,866	—

Net cash provided by (used in) operating activities	(50,712)	(394,424)	283,771	336,177

CASH FLOWS FROM IINVESTING ACTIVITIES:
Acquisition of property and equipment	(567,071)	(57,280)	(274)	(558,505)
Acquisition intangible assets	(189,156)	—	—	(188,344)
Proceeds from sale of property and equipment	—	—

Net cash used in investing activities	(756,227)	(57,280)	(274)	(746,849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributed capital	—	362,463	—	—
Payment of note payable	—	—	(157,337)	—
Proceeds from note payable	153,779	—	—	153,119
Advance from shareholders	732,279	36,246	184,808	442,343
Repayment to shareholders	—	—	(429,554)	—
Advance from related parties	—	57,749	49,948	—
Repayment to related parties	—	—	—	—

Net cash provided by (used in) financing activities	886,058	456,458	(352,135)	595,462

Effect of exchange rate changes on cash and cash equivalents	1,330	—	884	3,235

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	80,449	4,754	(67,754)	188,025

CASH & CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,754	—	85,203	4,754

CASH & CASH EQUIVALENTS AT END OF PERIOD	$85,203	$4,754	$17,449	$192,779

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,639	$—	$6,177	$498

Income taxes paid	$—	$—	$—	$—

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

Guangxi Huijie Sci. & Tech. Feed Co, Ltd. (“Guangxi” or the “Company”) was incorporated on August 2, 2004. Guangxi is engaged in the research & development, manufacture, marketing, distribution and sale of pre-mix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry market. Guangxi operates a production plants in Nanning City and sells to distributors and large-scale swine farms.

The Company was a development stage enterprise in 2004 as its planned operations had not commenced and the Company’s activities were confined to development stage activities, which primarily consisted of financial planning and acquisition of property and equipment. During the year ended December 31, 2005, the Company ceased to be a development stage enterprise as it started generating revenue.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying financial statements have been translated and presented in United States Dollars.

Foreign Currency Translation

The accounts of the Company are maintained, in the Chinese Yuan Renminbi (CNY). The financial statements have been translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounting Standard ("SFAS") No. 52, "Foreign Currency Translation," with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity is translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." Gains and losses from foreign currency transactions are reflected in the income statement.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

Accounts and Other Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Other receivables consist of following items:

	September 30, 2006	December 31, 2005
Advance to a non-related party	$88,563	$173,478
Employee advances for expenses	8,423	18,691
Total	$96,986	$192,169

Advance to non-related party does not bear any interest and is payable on demand.

Advances to Suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. At September 30, 2006 and December 31, 2005 the Company had advances to suppliers in the amount of $28,657 and $27,923, respectively.

Inventory

Inventory is stated at the lower of cost, as determined by weighted-average method, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment	5 years
Operating equipment	10 years
Buildings	20 years

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

The following are the details of the property and equipment at:

	September 30, 2006	December 31, 2005

Office equipment	$15,958	$15,357
Operating equipment	202,857	198,679
Buildings	429,289	420,448
	648,104	634,484
Less accumulated depreciation	(47,969)	(15,763)
	$600,135	$618,721

Depreciation expense for the year ended December 31, 2005 was $15,525. Depreciation expense for the nine months ended September 30, 2006 and 2005 was $31,459 and $5,755, respectively.

Intangible Assets

Intangible assets consist of right to use land.

Net intangible assets at September 30, 2006 and December 31, 2005 are as follows:

	September 30, 2006	December 31, 2005
Land use right	$196,086	$192,048

Accumulated amortization	(4,575)	(1,600)
	$191,511	$190,448

Per the People’s Republic of China’s governmental regulations, the Government owns all land. The Company leases land per a real estate contract with the government of the People’s Republic of China for a period from November 2006 through October 2056. The Company obtained possession of the land in July of 2005. Accordingly, the Company is amortizing the cost of the right to use land from that date.

Right to use land is amortized over a period of 50 years.

Amortization expense for the Company’s intangible assets for the year ended December 31, 2005 was $1,576. Amortization expense for the nine months ended September 30, 2006 and 2005 was $2,903 and $628, respectively.

Amortization expenses for the Company’s intangible assets over the next five fiscal years are estimated to be: 2006-$3,871, 2007-$3,871, 2008-$3,871, 2009-$3,871 and 2010-$3,871.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. The Company is not subject to VAT Payment or withholdings.

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the nine months ended September 30, 2006 were $1,096.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. For the years ended December 31, 2004 and 2005, the Company used the intrinsic value method prescribed by APB 25 and had opted for the disclosure provisions of SFAS No.123. In December 2004, the FASB issued SFAS Statement No. 123R, "Share-Based Payment, an Amendment of SFAS Statement No. 123" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. The Company adopted SFAS No. 123R in the first quarter of 2006.
No options have been granted by the Company from inception through September 30, 2006.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2005 and September 30, 2006, book to tax differences were not significant.

Basic and Diluted Earning Per Share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's financial statements as the Company consists of one reportable business segment. All revenue is from customers in The People's Republic of China. All of the Company's assets are located in The People's Republic of China.

Recent Pronouncements

In December 2004, the FASB issued SFAS Statement No. 123R, "Share-Based Payment, an Amendment of SFAS Statement No. 123" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006.

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” an amendment of FASB Statement No. 140. SFAS No. 156 permits entities to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess to rights for impairment or the need for an increased obligation. FAS No. 156 also clarifies when a servicer should separately recognize servicing assets and liabilities, requires all separately recognized assets and liabilities to be initially measured at fair value, if practicable, permits a one-time reclassification of available-for-sales securities to trading securities by an entity with recognized servicing rights and requires additional disclosures for all separately recognized servicing assets and liabilities. FAS No. 156 is effective as of the beginning of an entity’s fiscal year that begins after September 15, 2006. We do not expect the adoption of this statement to have a material impact on the Company’s results of operations, financial position or cash flows.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this statement to have a material impact on the Company’s results of operations, financial position or cash flows.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

Note 3- Loan Payable Bank

At December 31, 2005, the Company had a short-term bank loan of $156,130 with an interest rate of 5.58 % per annum, payable monthly. The loan term was from September 9, 2005 to September 8, 2006. This loan was collateralized by the Company’s operating equipment. The loan was repaid on September 8, 2006.

Note 4 - Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $4,546 (RMB 37,250) for the years ended December 31, 2005, and $7,518 (RMB 60,205) and $1,794 (RMB 14,763) for the nine months ended September 30, 2006 and 2005, respectively.

Note 5 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to all Chinese companies, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i. Making up cumulative prior years' losses, if any;

ii. Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

iii. Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund" (SCWF), which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv. Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

Pursuant to the new Corporate Law effective on January 1, 2006, there is now only one "Statutory surplus reserve" requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Pursuant to the "Circular of the Ministry of Finance ( MOF) on the Issue of Corporate Financial Management after the Corporate Law Enforced" (No.67 [2006]), effective on April 1, 2006, issued by the MOF, the companies will transfer the balance of SCWF as of December. 31, 2005 to Statutory Surplus Reserve. Any deficit in the SCWF will be charged in turn to Statutory Surplus Reserve, additional paid-in capital and undistributed profit of previous years. If a deficit still remains, it should be transferred to retained earnings and be reduced to zero by a transfer from after tax profit of following years. At December 31, 2005 and September 30, 2006, the Company did not have a deficit in the SCWF

The Company has appropriated $21,088 as reserve for the statutory surplus reserve and welfare fund for the nine months ended September 30, 2006.

Note 6 - Earnings Per Share

Earnings (loss) per share for the years ended December 31, 2005 and 2004 and the nine months ended September 30, 2006 and 2005 is determined by dividing net income (loss) for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. At December 31, 2005 and 2004 and September 30 2006 and 2005, there were no dilutive securities.

Note 7 - Related Party Transactions

Due to related parties and due from related parties represent amounts payable and receivable from related arising from purchases and sales transactions.

Advances to and from related parties and shareholders are non interest bearing and are payable or receivable on demand.

Sales to related parties amounted to $8,018 and $66,589 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

Due from related parties amounted to $8,141 as of December 31, 2005.

Unearned revenue from related parties amounted to $131 (RMB 1,038) as of September 30, 2006.

Advances from related parties amounted to $59,228, $57,751 and $111,080 as of December 31, 2005, December 31, 2004 and September 30, 2006, respectively.

Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Financial Statements
December 31, 2005 and 2004 And September 30, 2006 and 2005 (Unaudited)

Advances from shareholders amounted to $780,650, $36,247 and $549,089 as of December 31, 2005, December 31, 2004 and September 30, 2006, respectively.

Advances from shareholders are interest free and payable upon approval of all shareholders.

The parties are related through common shareholders.

Note 8 - Income taxes

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

	For the Years		For the Nine Months
	Ended December 31,		Ended September 30,
	2005	2004	2006	2005

Tax provision (credit) at statutory rate	(34%)	(34%)	34%	(34%)

Foreign tax rate difference	1%	1%	(1%)	1%

Change in valuation allowance	33%	33%	(6%)	33%

	—	—	(27%)	—

The Company has received a tax exemption certificate from the local tax bureau which grants the Company exemption from income taxes if the tax liability in any year is less than RMB 1,000,000. The exemption is effective for the years ending December 31, 2006 to 2008. If the tax liability is more than RMB 1,000,000 in any of the exempt years, the Company can apply to the provincial tax bureau within two months of the applicable year end for exemption from income tax liability up to RMB 1,000,000. The local tax bureau may waive or refund the tax liability. The Company will account for the exemption in the period the exemption is granted as a change in tax status in accordance with Statement of Financial Accounting Standard (SFAS) 109, par. 28, which states that the effect of a change in tax status is computed as of the date of change and is included in the tax provision for continuing operations.

AgFeed Industries, Inc. and Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Combined Pro Forma Statement of Operations

For the year ended December 31, 2006

	As Reported by the Company	Guangxi Huijie	Adjustments	Pro forma

Net Revenue	$8,594,876	$2,574,836	$-		$11,169,712

Cost of Revenue	5,446,332	1,794,033	-		7,240,365

Gross Profit	3,148,544	780,803	-		3,929,347

Operating expenses:
Selling expenses	1,287,110	167,393	-		1,454,503
General and administrative expenses	827,540	110,953	5,425	a.	943,918

Total operating expenses	2,114,650	278,346	5,425		2,398,421

Income from operations	1,033,894	502,457	(5,425)		1,530,926

Non-operating income (expense):
Other income (expense)	35,681	2,657
Interest income	28,851	265	-		29,116
Interest expense	(23,532)	(6,684)	(77,691)	b.	(107,907)

Total non-operating income (expense)	41,000	(3,762)	(77,691)		(78,791)

Income before income tax	1,074,894	498,695	(83,116)		1,452,135

Income tax	(100,386)	39,138	-		(61,248)

Net income	$1,175,280	$459,557	$(83,116)		$1,513,383

Earnings per share	$0.07				$0.08

Weighted average shares outstanding	17,911,296				17,911,296

a.	to record additional amortization for the increase in basis of the land use rights as a result of the purchase.

b.	to record interest expense on the acquisition note.

AgFeed Industries, Inc. and Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Combined Pro Forma Statement of Operations

For the year ended December 31, 2005

	As Reported by the Company	Guangxi Huijie	Adjustments	Pro forma

Net Revenue	$7,611,845	$439,880	$-		$8,051,725

Cost of Revenue	5,339,067	370,812	-		5,709,879

Gross Profit	2,272,778	69,068	-		2,341,846

Operating expenses:
Selling expenses	974,332	59,829	-		1,034,161
General and administrative expenses	417,675	70,152	5,425	c.	493,252

Total operating expenses	1,392,007	129,981	5,425		1,527,413

Income from operations	880,771	(60,913)	(5,425)		814,433

Non-operating income (expense):
Other income (expense)	(27,695)	-
Interest income	-	-	-		-
Interest expense	(19,960)	(2,351)	(77,691)	d.	(100,002)

Total non-operating income (expense)	(47,655)	(2,351)	(77,691)		(100,002)

Income before income tax	833,116	(63,264)	(83,116)		714,431

Income tax	272,410	-	-		272,410

Net income	$560,706	$(63,264)	$(83,116)		$442,021

Earnings per share	$0.04				$0.03

Weighted average shares outstanding	15,006,720				15,006,720

c.	to record additional amortization for the increase in basis of the land use rights as a result of the purchase.

d.	to record interest expense on the acquisition note.

AgFeed Industries, Inc. and Guangxi Huijie Sci. & Tech. Feed Co., Ltd.
Notes to Combined ProForma Financial Statements

On December 20, 2006, the Company completed its acquisition of Guangxi Huijie. The Company acquired 100% of Guangxi Huijie’s issued and outstanding shares of common stock for $1,100,420 which was paid in cash. Guangxi Huijie is engaged in the research & development, manufacture, marketing, distribution and sale of pre-mix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry market. Guangxi Huijie operates a production plants in Nanning City and sells to distributors and large-scale swine farms. The Company acquired Guangxi Huijie as part of its strategic growth plan.

The pro Forma Financial information that the consolidated operations of the Company as if the Guangxi Huijie acquisition had occurred as of the beginning of the periods presented. The explanation for the adjustment is the above pro Forma Financial Statements are described below:

a.	to record additional amortization for the increase in basis of the land use rights as a result of the purchase.
b.	To record interest expense on the acquisition note.
c.	To record additional amortization for the increase in basis of the land use rights as a result of the purchase.
d.	To record interest expense on the acquisition note.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by AgFeed Industries, Inc. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of AgFeed Industries, Inc. or that information contained herein is correct as of any time subsequent to the date hereof.

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Until January 24, 2008, (90 days after the date of this prospectus), all dealers that effect transactions in the shares of our common stock registered in this registration statement, whether or not participating in this offering, may be required to deliver a prospectus. This is an addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

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AGFEED INDUSTRIES, INC.

3,638,540 SHARES OF COMMON STOCK

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PROSPECTUS

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October 26, 2007

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.